EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “AGREEMENT”), dated as of July 3, 2006 (the “SIGNING DATE”), by and among VELOCITY EXPRESS CORPORATION, a Delaware corporation (“PURCHASER”), CD&L ACQUISITION CORP., a Delaware corporation and wholly owned Subsidiary of Purchaser (“NEWCO”), and CD&L, INC., a Delaware corporation (the “COMPANY”). For a listing of where the definitions of capitalized terms used in this Agreement can be found, see Section 9.11 below.

RECITALS

WHEREAS, the Board of Directors of the Company (the “BOARD OF DIRECTORS”) has, subject to the terms and conditions of this Agreement, determined that this Agreement is advisable and in the best interests of the stockholders of the Company and approved and adopted this Agreement and the transactions contemplated hereby in accordance with the Delaware General Corporation Law, as amended (the “DGCL”); and

WHEREAS, the Board of Directors has caused the Company Rights Plan to be amended pursuant to an amendment in the form attached as Exhibit A hereto (the “COMPANY RIGHTS PLAN AMENDMENT”), which shall prevent any Flip-in Date, Flip-over Transaction or Event, Separation Time, or Stock Acquisition Date (as each such term is defined in the Company Rights Plan) from occurring, and shall prevent the Company Rights from becoming exercisable pursuant to the Company Rights Plan, as a result of (i) approval, execution or delivery of this Agreement, the Securities Purchase Agreements, the Voting Agreement or any amendments thereof, provided that any such amendment is approved in advance by the Board of Directors of the Company, (ii) the commencement or, prior to termination of this Agreement, the consummation of the transactions contemplated hereby (including the Merger), or by the Company Voting Agreements or the Securities Purchase Agreements, (iii) any conversion, exercise or exchange of any of the Company’s securities acquired pursuant to the Securities Purchase Agreements, or (iv) in the event of a termination of this Agreement, any additional acquisitions of the Company’s securities by any of the Purchaser Companies (A) which are consummated after the termination of this Agreement at a purchase price of not less than $3.00 per share of Company Common Stock (on an as-converted basis, in the case of Convertible Securities), (B) which do not cause any of Purchaser Companies to become the beneficial owner of more than 51% of the shares of Company Common Stock outstanding at the time of such additional acquisitions, and (C) which, in the event there is a Second Purchaser Restricted Period, occur after the expiration of the Second Purchaser Restricted Period; and

WHEREAS, the Board of Directors has approved the acquisition by the Purchaser Companies of 15% or more of the Company’s outstanding voting stock for purposes of Section 203 of the DGCL so that the restrictions on “business combinations” with “interested stockholders” (each as defined in Section 203 of the DGCL) will not be applicable to the Purchaser Companies; and

WHEREAS, the board of directors of each of Purchaser and Newco has, subject to the terms and conditions of this Agreement, determined that this Agreement is advisable and in the best interests of its respective stockholders and approved and adopted this Agreement and the transactions contemplated hereby in accordance with the DGCL; and

WHEREAS, Purchaser, Newco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger; and

WHEREAS, the holders of all of the outstanding shares of Company Series A Preferred have consented to the execution and delivery of this Agreement and the consummation of transactions contemplated hereby; and

WHEREAS, pursuant to purchase agreements with certain securityholders of the Company, copies of which were previously provided to the Company (the “SECURITIES PURCHASE AGREEMENTS”), Purchaser has acquired the following securities of the Company prior to the execution of this Agreement and subsequent to the aforesaid amendments to the Company Rights Plan and approval of the Board of Directors for purposes of Section 203 of the DGCL (the “PURCHASER ACQUIRED SECURITIES”): (i) shares of Company Series A Preferred that represent as of the Signing Date the right to acquire up to an aggregate of 3,937,010 shares of Company Common Stock (which represents all of the outstanding shares of Company Series A Preferred as of the Signing Date), (ii) Company Notes that represent as of the Signing Date the right to acquire up to an aggregate of 3,937,008 shares of Company Common Stock (which represents all of the outstanding Company Notes as of the Signing Date), (iii) Company Warrants that represent as of the Signing Date the right to acquire up to an aggregate of 506,250 shares of Company Common Stock (which represents all of the outstanding Company Warrants as of the Signing Date), and (iv) 656,000 shares of Company Common Stock; and

WHEREAS, Purchaser has obtained a voting agreement, a copy of which was previously provided to the Company, from the stockholders listed on Exhibit B, which voting agreement provides, among other things, that until the date of termination of this Agreement (whether as a result of a Superior Competing Transaction or for any other reason), such stockholders shall vote the shares of Company Common Stock owned by them in favor of this Agreement, the Merger and, to the extent required, all transactions incident thereto (the “COMPANY VOTING AGREEMENT”) and irrevocable proxies from such stockholders giving Purchaser the right to vote the shares of Company Common Stock owned by them in accordance with the requirements of the Company Voting Agreement (collectively, the “IRREVOCABLE PROXIES”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and intending to be legally bound, Purchaser, Newco and the Company hereby agree as follows:

ARTICLE 1 —

THE MERGER; EFFECTIVE TIME; CLOSING

1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and Newco shall, in accordance with Section 251 of the DGCL,

consummate a merger (the “MERGER”) in which Newco shall be merged with and into the Company, with the Company being the surviving corporation, and the separate corporate existence of Newco shall thereupon cease. The corporation surviving the Merger shall be governed by the laws of the state of Delaware and is sometimes hereinafter referred to as the “SURVIVING CORPORATION.” In accordance with Section 251 of the DGCL, all of the rights, privileges, powers, immunities, purposes and franchises of Newco and the Company shall vest in the Surviving Corporation and all of the debts, liabilities, obligations and duties of Newco and the Company shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

1.2 Effective Time. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VII hereof, the appropriate parties hereto shall execute in the manner required by the DGCL and file with the Delaware Secretary of State a certificate of merger relating to the Merger, and the parties shall take such other and further actions as may be required by Law to make the Merger effective. The time the Merger becomes effective in accordance with applicable Law is hereinafter referred to as the “EFFECTIVE TIME.”

1.3 Effects of the Merger. The Merger shall have the effects set forth in Section 251 of the DGCL.

1.4 Closing. The closing of the Merger (the “CLOSING”) shall take place (a) at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey, at 10:00 a.m. as promptly as practicable after the last of the conditions set forth in Section 7.1 hereof shall be fulfilled or waived in accordance with this Agreement, or (b) at such other place, time and date as Purchaser and the Company may agree.

ARTICLE II —

SURVIVING CORPORATION

2.1 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Company shall be amended in its entirety to read as set forth in Exhibit C hereto and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by the DGCL.

2.2 Bylaws. From and after the Effective Time, the Bylaws of Newco in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with DGCL.

2.3 Directors. The directors of Newco at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

2.4 Officers. The officers of Newco at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

ARTICLE III —

MERGER CONSIDERATION; CONVERSION OR CANCELLATION

OF COMPANY SHARES IN THE MERGER

3.1 Merger Consideration; Conversion or Cancellation of Company Shares in the Merger.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Newco, the Company, the Surviving Corporation or the holders of any outstanding shares of capital stock of the Company (the “COMPANY SHARES”) or capital stock of Newco, each share of the Company’s common stock, par value $.001 per share (the “COMPANY COMMON STOCK”) and each share of the Company’s Series A Convertible Redeemable Preferred Stock, par value $.001 per share (the “COMPANY SERIES A PREFERRED”), issued and outstanding immediately prior to the Effective Time (other than (A) Company Shares owned by Purchaser, Newco or any direct or indirect wholly owned Subsidiary of Purchaser (collectively, “PURCHASER COMPANIES”), (B) Company Shares owned by any of the Company’s direct or indirect wholly owned Subsidiaries or held in the treasury of the Company (“TREASURY SHARES”) and (C) Dissenting Shares) shall, by virtue of the Merger, be cancelled and extinguished and converted into the right to receive per share of Company Common Stock (on an as-converted to Company Common Stock basis in the case of the Company Series A Preferred) an amount in cash equal to Three Dollars ($3.00) (as adjusted pursuant to Section 3.10 below, the “MERGER CONSIDERATION”).

(b) Any Company Shares owned by the Purchaser Companies and all Treasury Shares shall be cancelled and retired at the Effective Time and shall cease to exist, and no Merger Consideration shall be delivered in exchange therefor.

(c) On or after the Effective Time, (i) holders of certificates representing Company Shares (the “CERTIFICATES”) immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive the Merger Consideration in accordance with Section 3.4 hereof for each share of Company Common Stock (on an as-converted to Company Common Stock basis in the case of the Company Series A Preferred) held by them and (ii) holders of certificates, agreements or other instruments representing Convertible Securities (the “CONVERTIBLE SECURITY INSTRUMENTS”) immediately prior to the Effective Time shall be treated in accordance with Section 3.7 below.

3.2 Conversion of Newco Shares. Each share of common stock, par value $.004, of Newco (“NEWCO COMMON STOCK”) issued and outstanding immediately prior to the Effective Time shall be converted into one duly issued, validly authorized, fully paid and nonassessable share of common stock, par value $.004 per share, of the Surviving Corporation.

3.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, (A) Company Shares held by holders thereof who are entitled to vote on the Merger and who have not voted such Company Shares in favor of the adoption of this Agreement and the Merger, and (B) shares of Series A Preferred, even if their holders are not entitled to vote on the Merger, in each case with respect to which appraisal rights shall have been properly exercised and perfected in accordance with Section 262 of the DGCL (the “DISSENTING SHARES”), shall not be converted into or represent the right to receive the Merger Consideration which the holders of Company Shares are entitled to receive pursuant to Section 3.1 above, and holders of such Dissenting Shares shall be entitled to receive only the payment provided for by Section 262 of the DGCL unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to demand payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares shall thereupon be deemed to be entitled to receive the Merger Consideration, without interest, per share of Company Common Stock (on an as-converted to Company Common Stock basis in the case of the Company Series A Preferred). The Company shall give Purchaser (i) prompt notice of any demands for payment for Dissenting Shares pursuant to Section 262 of the DGCL received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment pursuant to Section 262 of the DGCL. The Company shall not, except with the prior written consent of Purchaser or as otherwise required by applicable Law, make any payment with respect to any such demands for payment or offer to settle or settle any such demands.

3.4 Exchange of Certificates and Convertible Security Instruments; Payment.

(a) On or prior to the Signing Date, Purchaser shall appoint a bank or trust company reasonably acceptable to the Company as the Person to receive Letters of Transmittal and to act as paying agent under this Agreement (the “PAYING AGENT’), pursuant to an agreement in form and substance reasonably acceptable to Purchaser and the Company (the “PAYING AGENT AGREEMENT”). On the Signing Date, Purchaser shall deposit with the Paying Agent, pursuant to the Paying Agent Agreement, an amount of cash equal to the aggregate amount of Merger Consideration payable under this Agreement to all holders of Company Shares and Convertible Securities (other than Company Shares or Convertible Securities owned by Purchaser Companies) (collectively, the “COMPANY EQUITY HOLDERS”).

(b) Purchaser shall use commercially reasonable efforts to cause the Paying Agent to mail to each stockholder of record of the Company and all other Company Equity Holders as of the Effective Time, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates and Convertible Security Instruments shall pass, only upon delivery of the Certificates and Convertible Security Instruments to the Paying Agent) (a “LETTER OF TRANSMITTAL”) and (ii) instructions for effecting the surrender of the Certificates and Convertible Security Instruments and receiving the Merger Consideration to which such holder shall be entitled pursuant to Section 3.1.

(c) Upon surrender of a Certificate or Convertible Security Instrument for cancellation to the Paying Agent, together with a duly executed Letter of Transmittal, the holder of such Certificate or Convertible Security Instruments shall be entitled to receive in exchange therefor, and shall promptly receive, the Merger Consideration to which such holder is entitled in accordance with Section 3.1 in the form of a bank check.

(d) In the event that the Merger Consideration is to be delivered to any Person in whose name the Certificate or Convertible Security Instrument surrendered in exchange therefor is registered in the transfer records of the Company, the Merger Consideration may be delivered to a transferee if the Certificate is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer.

(e) Until surrendered as contemplated by Section 3.4(c), each Certificate (other than a Certificate to be canceled in accordance with Section 3.1(b)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration contemplated by this Section 3.4. No interest will be paid or will accrue on any cash payable to holders of Certificates or Convertible Security Instruments pursuant to the provisions of this Article III.

(f) Neither the Paying Agent nor any party hereto shall be liable to a holder of Company Shares or Convertible Securities for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) In the case of any Company Shares that are not represented by Certificates but are included in the Company Shares disclosed in Sections 4.2(a) and (b) below, such Company Shares shall be treated identically to Company Shares that are represented by Certificates for purposes of this Agreement (subject to evidence of ownership thereof reasonably satisfactory to Purchaser) and for purposes of the Paying Agent Agreement (subject to evidence of ownership thereof reasonably satisfactory to the Paying Agent).

(h) Purchaser shall be entitled, in accordance with Section 3.4(i) below, to receive all interest earned in respect of the funds deposited with the Paying Agent.

(i) Purchaser shall receive any remaining Merger Consideration on deposit with the Paying Agent on the date which is one year after the Effective Time, and any Company Equity Holder who has not surrendered his Certificate(s) or Convertible Security Instrument(s) to the Paying Agent prior to such time shall be entitled to receive the Merger Consideration without interest upon the surrender of such Certificate(s) to Purchaser, subject to applicable escheat or abandoned property laws.

3.5 Missing Certificates. If any holder of Company Shares convertible into the right to receive the Merger Consideration is unable to deliver the Certificate which represents such Company Shares, or any Company Equity Holder is unable to deliver the Convertible Security Instrument which represents such Convertible Securities, the Paying Agent shall deliver to such holder the Merger Consideration to which the holder is entitled for such shares upon presentation of the following:

(i) evidence to the reasonable satisfaction of Purchaser that any such Certificate or Convertible Security Instrument, as applicable, has been lost, wrongfully taken or destroyed;

(ii) such security or indemnity as may be reasonably requested by Purchaser to indemnify and hold harmless Purchaser and the Paying Agent; and

(iii) evidence reasonably satisfactory to Purchaser that such Person is the owner of the Company Shares theretofore represented by each Certificate claimed to be lost, wrongfully taken or destroyed, or the Convertible Securities theretofore represented by each Convertible Security Instrument claimed to be lost, wrongfully taken or destroyed, and that the holder is the Person who would be entitled to present such Certificate or Convertible Security Instrument for payment pursuant to this Agreement.

3.6 No Further Rights or Transfers. At and after the Effective Time, except for the surrender of the Certificate(s) in exchange for the right to receive the Merger Consideration with respect thereto (or, in the case of holders of Dissenting Shares, the right to receive the payment provided for by Section 262 of the DGCL), (i) each holder of Company Shares shall cease to have any rights as a stockholder of the Company, and (ii) no transfer of Company Shares shall thereafter be made on the stock transfer books of the Surviving Corporation.

3.7 Convertible Securities.

(a) The Company shall take all action necessary to ensure that (i) each option or other right to purchase shares of Company Common Stock pursuant to stock options (a “COMPANY OPTION”) which is outstanding at the Effective Time, whether granted by the Company under the Company’s Amended and Restated 2002 Stock Option Plan for Independent Directors, the Company’s 1995 Stock Option Plan for Independent Directors, the Company’s Year 2000 Stock Incentive Plan or the Company’s Employee Stock Compensation Program (collectively, the “COMPANY OPTION PLANS”) or any other plan or agreement, (ii) each warrant to purchase shares of Company Common Stock (a “COMPANY WARRANT”) which is outstanding at the Effective Time, and (iii) each Performance Unit granted by the Company under the Company’s Year 2000 Stock Incentive Plan which is outstanding at the Effective Time, in any such case, shall be fully vested and exercisable in full immediately prior to the consummation of the Merger and all Company Options, Company Warrants and Performance Units that are not exercised prior to the consummation of the Merger will be cancelled as of the Effective Time in exchange for the Merger Consideration described in Section 3.7(b) (other than Company Options, Company Warrants and Performance Units that are owned by Purchaser Companies, which will be cancelled without consideration); provided, however, that all Company Options, Company Warrants and Performance Units that cannot be so cancelled by the Company (“REMAINING EQUITY-BASED AWARDS”) shall remain outstanding but, at all times after the Effective Time, shall be deemed to refer to a cash payment to the holder thereof in an amount equal to the product of (x) the number of shares of Company Common Stock issuable upon exercise of such Remaining Equity-Based Awards immediately prior to the Effective Time multiplied by (y) the Merger Consideration without any interest thereon, less the applicable exercise price for the Company Option, Company Warrant or Performance Unit, if any.

(b) Each Convertible Security that is outstanding immediately prior to the Effective Time (other than Remaining Equity-Based Awards) shall be cancelled as of the Effective Time and converted into the right to receive, for each Company Share issuable upon exercise of such Convertible Security, the Merger Consideration, without interest, less the applicable exercise price for the Convertible Securities, if any (other than Convertible Securities that are owned by Purchaser Companies, which will be cancelled without consideration). Thereafter, without impairing the rights of the holders of the Convertible Security to receive payments of Merger Consideration to the extent set forth herein, the holders of Convertible Securities shall, as of the Effective Time, cease to have any further right or entitlement to acquire any shares of capital stock of the Company, Purchaser or the Surviving Corporation under the cancelled Convertible Securities. Holders of Convertible Securities will be required to deliver their Convertible Security Instruments in accordance with Section 3.4 above or, if unable to do so, otherwise meet the requirements set forth in Section 3.5 above. The Seller Notes will not be cancelled in the Merger and will remain outstanding at the Effective Time.

(c) The Company agrees to take all other actions necessary or appropriate so that, as of the Effective Time and as a result of the Merger, except as permitted above, (i) no Convertible Securities are outstanding, (ii) no Person other than Purchaser shall have any right, title or interest in or to the ownership of the Company or the Surviving Corporation or any securities issued by the Company or the Surviving Corporation, (iii) the holders of Convertible Securities prior to the Closing, shall, on and after the Closing, have no right, title or interest in or to the Company or the Surviving Corporation or any securities of the Company or the Surviving Corporation, other than the rights to payment of Merger Consideration in the manner described in this Section 3.7 or rights in respect of Dissenting Shares as described in Section 3.3 above, and (iv) no Person holding Convertible Securities shall by virtue of any such securities have any right to acquire any securities of Purchaser.

3.8 Employee Stock Purchase Plan. There are no active participants or participant accumulated cash balances in the Company’s Employee Stock Purchase Plan (the “ESPP”), and, after the Signing Date, the Company will not permit any participation in the ESPP or offer any plan, program or arrangement for the purchase of shares of Company Common Stock.

3.9 Withholding. Notwithstanding anything in this Agreement to the contrary, the Paying Agent or Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares, Company Options, Company Warrants or Performance Units such amounts as the Paying Agent, Purchaser or the Surviving Corporation, as the case may be, is required to deduct and withhold with respect to such payment under the Internal Revenue Code of 1986, as amended (the “CODE”) or any provisions of state, local or foreign tax Law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares, Company Options, Company Warrants or Performance Units in respect of which such deduction and withholding was made. The Company agrees to provide the Paying Agent and Purchaser with such information as they may reasonably require in order to calculate such amounts required to be withheld. After the Effective Time, Purchaser will timely remit, or cause the timely remission of, these withheld amounts to the taxing authorities entitled to receive the same.

3.10 Adjustments to Merger Consideration.

(a) In the event of any change for any reason (including without limitation as a result of a forward or reverse stock split, stock dividend or distribution, reclassification, recapitalization, merger, subdivision, issuer tender or exchange offer or other similar transaction) in the number of Company Shares or Convertible Securities (other than Company Shares or Convertible Securities owned by Purchaser Companies, and other than any matter set forth on Part 4.2(b) of the Company Disclosure Memorandum) issued and outstanding at any time after the Signing Date and prior to the Effective Time (excluding changes resulting from any repurchase, redemption or repayment by the Company or its Subsidiaries of any shares of Company Shares or Convertible Securities), the Merger Consideration shall be appropriately adjusted to provide to the holders of Company Shares and Convertible Securities the same aggregate amount of consideration (i.e., Three Dollars ($3.00) multiplied by the number of As Converted Total Company Shares as in effect at the Signing Date, as appropriately adjusted to reflect any changes resulting from any repurchase, redemption or repayment by the Company or its Subsidiaries of any shares of Company Common Stock or Company Options after the Signing Date) (the “TOTAL MERGER CONSIDERATION”) (for the avoidance of doubt, Total Merger Consideration excludes any Merger Consideration payable in respect of Company Shares or Convertible Securities owned by Purchaser Companies) which they would have received had such change not occurred; and as so adjusted shall thereafter be the Merger Consideration, subject to further adjustment in accordance with this Section 3.10.

(b) In the event that Section 4.2(c) below as in effect at the Signing Date misstates the As Converted Company Total Shares, then the Merger Consideration shall be appropriately reduced or increased as appropriate to provide to the holders of Company Common Stock and Convertible Securities the aggregate amount of Total Merger Consideration which they would have received if Section 4.2(c) as in effect at the Signing Date had been accurate; and as so adjusted shall thereafter be the Merger Consideration, subject to further adjustment in accordance with this Section 3.10; provided, however, that no adjustment pursuant to this paragraph shall be made for any matter set forth on Part 4.2(b) of the Company Disclosure Memorandum.

(c) Notwithstanding anything herein to the contrary, no adjustment shall be made pursuant to this Section 3.10 unless all of the adjustments to be made pursuant to this Section 3.10 would in the aggregate cause an adjustment in the Merger Consideration of more than $.01 per share (i.e., if the adjustment would result in Merger Consideration of $2.99 per share or $3.01 per share, the Merger Consideration shall remain at $3.00 per share).

(d) Notwithstanding any adjustment to the per share Merger Consideration made pursuant to this Section 3.10, the aggregate Merger Consideration to be received by any holder of Company Shares or Convertible Securities in the Merger will be rounded up or down to the nearest one cent ($.01).

ARTICLE IV —

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Contemporaneously with the execution and delivery of this Agreement, the Company has delivered to Purchaser and Newco a Company Disclosure Memorandum dated as of the date of this Agreement and signed by the Company (the “COMPANY DISCLOSURE MEMORANDUM”) setting forth certain information regarding the Company and its business. To induce Purchaser and Newco to enter into and perform this Agreement, the Company hereby represents and warrants to Purchaser and Newco that, except (i) as set forth in the Company Disclosure Memorandum (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in the Company Disclosure Memorandum relates; provided, however, that any information set forth in one Section or subsection of the Company Disclosure Memorandum shall be deemed to apply to each other Section or subsection thereof to which its relevance is readily apparent on its face) or (ii) as set forth in the Company SEC Reports, each of the representations and warranties in the following paragraphs of this Article IV is true and correct as of the Signing Date:

4.1 Corporate Organization and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation. Each of the Company and its Subsidiaries is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification, except where failure to so qualify or be in good standing would not have a Company Material Occurrence or materially adversely affect the consummation of the transactions contemplated hereby. Each of the Company and its Subsidiaries has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted, except where failure to have such power and authority would not reasonably be expected to result in a Company Material Occurrence or to materially adversely affect the consummation of the transactions contemplated hereby. Set forth as exhibits to the Company SEC Reports are complete and correct copies of the Company’s Certificate of Incorporation and Bylaws, each as amended to date.

4.2 Capitalization.

(a) The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock, of which, as of the Signing Date, 10,017,479 shares were issued and outstanding, and 2,000,000 shares of Preferred Stock, par value $.001 per share, of which, as of the Signing Date, 393,701 shares were designated as Company Series A Preferred, and 393,701 shares of Company Series A Preferred were issued and outstanding. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable.

(b) Set forth on Part 4.2(b) of the Company Disclosure Memorandum is a list of all Company Options issued and outstanding as of the Signing Date, together with a description of (i) the number of shares of Company Common Stock issuable upon exercise or conversion thereof, (ii) the applicable exercise or conversion price therefor, and (iii) the expiration date thereof. The Company does not have any Performance Shares or Shares of Restricted Stock issued or outstanding. All outstanding shares of capital stock of the Subsidiaries are owned by the Company or a direct or indirect wholly owned Subsidiary of the Company, free and clear of all liens, pledges, security interests, charges, claims, options, rights of third parties and other encumbrances of any kind or nature (“LIENS”). Except for (i) this Agreement and as permitted or contemplated hereby, (ii) the Company Notes that represent as of the Signing Date the right to acquire up to an aggregate of 3,937,008 shares of Company Common Stock, (iii) the Company Options that represented as of the Signing Date the right to acquire up to an aggregate of 4,244,223 shares of Company Common Stock, (iv) the Company Warrants that represent as of the Signing Date the right to acquire up to an aggregate of 506,250 shares of Company Common Stock, (v) the Company Series A Preferred that represent as of the Signing Date the right to acquire up to an aggregate of 3,937,010 shares of Company Common Stock, (vi) the Seller Notes, and (vii) the Company Rights, there are not, as of the Signing Date, any outstanding or authorized options, warrants, calls, Performance Units, rights (including preemptive rights), commitments or any other agreements of any character to which the Company or any of its Subsidiaries is a party, or by which they may be bound, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exercisable or exchangeable for, or evidencing the right to subscribe for or otherwise acquire, any shares of capital stock or other securities of the Company or any of its Subsidiaries.

(c) The aggregate number of shares of Company Common Stock (i) which are issued and outstanding as of the Signing Date, and (ii) which would be issued and outstanding as of the Signing Date assuming a cashless exercise or cashless conversion of all Convertible Securities, using the actual exercise price of such Convertible Securities (in each case excluding shares of Company Common Stock and Convertible Securities that are owned by Purchaser Companies) (the sum of (i) and (ii) are hereinafter collectively referred to as the “AS CONVERTED TOTAL COMPANY SHARES”) is 11,039,238. For purposes of calculating said cashless exercise, the value of each share of Company Common Stock shall be equal to the Merger Consideration. In addition, for purposes of calculating the As Converted Total Company Shares, it shall be deemed that all Convertible Securities which have an exercise or conversion price in excess of the Merger Consideration would not be converted into any Company Common Stock.

(d) Except for the Company Voting Agreement, the Irrevocable Proxies, the Company Stockholders Agreement and the Company Registration Rights Agreement, there are not as of the Signing Date and there will not be at the Effective Time any registration rights agreements, stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound (or, to the Company’s Knowledge, to which any of its stockholders are a party or by which they are bound) relating to the voting of any Company Shares. There are no restrictions on the Company with respect to voting the stock of any of its Subsidiaries.

4.3 Authority Relative to This Agreement.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to the approval and adoption of the Merger and this Agreement by holders of the Company Shares in accordance with the DGCL and the Company Stockholders Agreement. This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the adoption of this Agreement by holders of the Company Shares in accordance with the DGCL and by the holders of the Company Series A Preferred in accordance with the Company Stockholders Agreement). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Purchaser and Newco, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) The Board of Directors has caused the Company Rights Plan to be amended pursuant to the Company Rights Plan Amendment, which shall prevent any Flip-in Date, Flip-over Transaction or Event, Separation Time, or Stock Acquisition Date (as each such term is defined in the Company Rights Plan) from occurring, and shall prevent the Company Rights from becoming exercisable pursuant to the Company Rights Plan, as a result of (i) the approval, execution or delivery of this Agreement, the Securities Purchase Agreements, the Voting Agreement or any amendments thereof, provided that any such amendment is approved in advance by the Board of Directors of the Company, (ii) the commencement or, prior to termination of this Agreement, the consummation of the transactions contemplated hereby (including the Merger) or by the Company Voting Agreements or the Securities Purchase Agreements, (iii) any conversion, exercise or exchange of any of the Company’s securities acquired pursuant to the Securities Purchase Agreements, or (iv) in the event of a termination of this Agreement, any additional acquisitions of the Company’s securities by any of the Purchaser Companies (A) which are consummated after the termination of this Agreement at a purchase price of not less than $3.00 per share of Company Common Stock (on an as-converted basis, in the case of Convertible Securities), (B) which do not cause any of Purchaser Companies to become the beneficial owner of more than 51% of the shares of Company Common Stock outstanding at the time of such additional acquisitions, and (C) which, in the event there is a Second Purchaser Restricted Period, occur after the expiration of the Second Purchaser Restricted Period. The Board of Directors has approved the acquisition by the Purchaser Companies of 15% or more of the Company’s outstanding voting stock for purposes of Section 203 of the DGCL so that the restrictions on “business combinations” with “interested stockholders” (each as defined in Section 203 of the DGCL) will not be applicable to the Purchaser Companies.

4.4 Consents and Approvals; No Violation.

(a) Neither the execution and delivery of this Agreement nor the consummation by the Company of the transactions contemplated hereby will:

(i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws, each as amended, of the Company or any of its Subsidiaries;

(ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (A) pursuant to the applicable requirements of the Securities Exchange Act of 1934, as amended (the “EXCHANGE ACT”) and the Securities Act of 1933, as amended (the “SECURITIES ACT”), (B) the filing of the certificate of merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is authorized to do business, (C) as may be required by any applicable state securities or “blue sky” laws or state takeover laws, (D) such filings and consents as may be required under any environmental, health or safety Law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (E) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not individually or in the aggregate reasonably be expected to materially adversely affect the consummation of the transactions contemplated hereby, or (F) such filings, consents, approvals, orders, registrations and declarations as may be required as a result of the status or identity of Purchaser and/or Newco;

(iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any Contracts to which the Company or any of its Subsidiaries or any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or will be obtained prior to the Effective Time; provided, however, that the Company makes no representation as to the effect on the consummation of the Merger and the other transactions contemplated by this Agreement on any real estate lease or equipment lease; or

(iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 4.4 are duly and timely obtained or made and, with respect to the Merger, this Agreement is adopted by the Company’s stockholders, violate any material order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or to any of their respective assets.

(b) The affirmative vote of (i) a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement at a meeting at which a quorum is present (the “COMPANY STOCKHOLDER APPROVAL”) and (ii) a majority of the outstanding shares of Company Series A Preferred in favor of the approval and adoption of this Agreement (the “COMPANY SERIES A APPROVAL”) in accordance with the terms of the Stockholders Agreement dated as of April 14, 2004 by and among the Company and the stockholders of the Company listed as “Stockholders” therein (the “COMPANY

STOCKHOLDERS AGREEMENT”) are the only votes of the holders of any class or series of the Company’s or its Subsidiaries’ securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

4.5 SEC Reports; Financial Statements; Undisclosed Liabilities; Disclosure Controls and Procedures.

(a) SEC Reports. The Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (“SEC”) since December 31, 2004 (including, without limitation, the Company’s Annual Reports on Form 10-K for the year ended December 31, 2004 and Form 10-K/A for the year ended December 31, 2005 (the “COMPANY 2005 AUDIT DATE”), the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2005 and for the quarter ended March 31, 2006, and the Company’s proxy statement for its 2005 and 2006 Annual Meetings of Stockholders and all certifications and statements required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002 (“SOX”)) with respect to any Annual Reports), pursuant to the federal securities laws and the SEC’s rules and regulations thereunder, and SOX and all rules and regulations thereunder (collectively, and together with all forms, reports and documents filed by the Company with the SEC after the date of this Agreement, including any amendments thereto, the “COMPANY SEC REPORTS”). The Company SEC Reports were or will, as applicable, be prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder. As of their respective dates, none of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is or has been required to file any form, report, registration statement or other document with the SEC.

(b) Disclosure Controls and Procedures. The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such controls and procedures are effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. As used in this Section 4.5, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied otherwise made available to the SEC.

(c) Financial Statements. The consolidated balance sheets and the related consolidated statements of income and cash flows (including the related notes thereto) of the Company included in the Company SEC Reports, as of their respective dates, complied, or in the case of the Company SEC Reports filed after the date hereof, will comply, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared, or in the case of the Company SEC Reports filed after the date hereof, will be prepared, in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly, or in the case of the Company SEC Reports filed after the date hereof, will present fairly, in all material respects, the consolidated financial position of the

Company and its consolidated Subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to notes and normal year-end adjustments that were not, or with respect to any such financial statements contained in any of the Company SEC Reports to be filed subsequent to the Signing Date are not reasonably expected to be, material in amount or effect).

(d) SOX Certifications. The Chief Executive Officer and the Chief Financial Officer of the Company have signed, and the Company has furnished to the SEC, all certifications required by Sections 302 and 906 of SOX. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn. Neither the Company nor any of it officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

(e) Undisclosed Liabilities. Except (i) as reflected in the Company’s unaudited consolidated balance sheet at March 31, 2006 or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP), (ii) for liabilities incurred in the ordinary course of business since March 31, 2006 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, or (iii) performance obligations under contracts required in accordance with their terms, or performance obligations, to the extent required under applicable laws, in each case to the extent arising after the date hereof, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a financial statement or in the notes thereto.

(f) Off-Balance Sheet Arrangements. The Company and its Subsidiaries have not effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K of the SEC) since the Company 2005 Audit Date. The Company has delivered or made available to Purchaser copies of the documentation creating or governing all such all securitization transactions and off-balance sheet arrangements.

(g) Loans to Executives and Directors. The Company has not, since the effective date of SOX, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company in violation of SOX. The Company has not made any loan or extension of credit to which the second sentence of Section 13(k)(I) of the Exchange Act applies.

(h) Auditors. J.H. Cohn LLP has not performed any non-audit services for the Company and its Subsidiaries since the Company 2005 Audit Date. There has been no change in the Company’s accountants since the Company 2005 Audit Date. The Company has not been in any material disputes with J.H. Cohn LLP since the Company 2005 Audit Date, which, in any such case, were required to be disclosed in the Company SEC Reports and were not so disclosed.

4.6 Absence of Certain Changes or Events. Except as expressly required or permitted by this Agreement or as set forth on Part 4.6 of the Company Disclosure Memorandum, since March 31, 2006, there has not been:

(i) through the Signing Date, any Company Material Occurrence;

(ii) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any Company Shares;

(iii) any (A) granting by the Company or any of its Subsidiaries to any officer, employee or independent contractor of the Company or any of its Subsidiaries of any increase in compensation or payments, except in the ordinary course of business consistent with prior practice, (B) granting by the Company or any of its Subsidiaries to any such officer, employee or independent contractor of any increase in severance or termination pay, (C) entry by the Company or any of its Subsidiaries into any severance or termination agreement with any director or officer or employee of the Company or any of its Subsidiaries, or (D) entry by the Company or any of its Subsidiaries into any employment, independent contractor or consulting agreement with any director or officer or employee of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with prior practice, subject to the following exceptions:

(x) except, in the case of any of such clauses (A), (B), (C) or (D) above, as was required under employment agreements with Key Officers previously provided or made available to Purchaser, and

(y) except, in the case of any of clauses (B) and (C) above, for severance or termination payments made in the ordinary course of business consistent with past practice that did not or do not exceed $10,000 for any individual or $200,000 in the aggregate;

(iv) any amendment of any material term of any outstanding equity security of the Company or any Subsidiary;

(v) any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company or any Subsidiary, except as contemplated by Company Benefit Plans;

(vi) any material damage, destruction or other property loss, whether or not covered by insurance;

(vii) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP or by applicable Laws;

(viii) any entry by either the Company or any Subsidiary thereof into any transaction which was not in the ordinary course of business;

(ix) any mortgage, pledge, sale, assignment or transfer of any material tangible or intangible assets of the Company or any Subsidiary thereof, except for obsolete assets or in the ordinary course of business consistent with past practices;

(x) any resignation or termination of employment of any Key Officer of the Company or any Subsidiary thereof and, to the Company’s Knowledge, there is not any impending resignation or termination of employment of any such Key Officers;

(xi) any material change, except in the ordinary course of business, in the contingent obligations of the Company or any Subsidiary thereof (nor in any contingent obligation of the Company or any Subsidiary thereof regarding any of its respective officers, directors, employees, independent contractors or stockholders) by way of guaranty, endorsement, indemnity, or warranty;

(xii) except for the expiration of any right or Contract in accordance with its terms, any waiver or loss of any material right of the Company or any Subsidiary thereof, or the cancellation of any material debt, claim or Contract held by the Company or any Subsidiary thereof (which for purposes of this Section 4.6 does not include any debt, claim or Contract with any holder of Company Shares or Convertible Securities in their capacity as such, or any Affiliate of the Company or Affiliate of any holder of Company Shares or Convertible Securities in their capacity as such);

(xiii) any satisfaction or discharge of any Lien or any payment of any obligation by the Company or any Subsidiary thereof, except in the ordinary course of business and consistent with past practices and which is not material to the Business, assets, properties, operations or condition (financial or otherwise), or results of operations of the Company or any Subsidiary thereof;

(xiv) any material reduction in the form or amount of insurance coverage maintained by the Company or any Subsidiary;

(xv) any incurrence by either the Company or any Subsidiary of any material liability or other material obligation, except in the ordinary course of business;

(xvi) any material capital expenditures made by either the Company or any Subsidiary, other than in the ordinary course of business, and any commitments made by the Company or any Subsidiary for any future material capital expenditure; or

(xvii) any agreements or commitments entered into by the Company or any Subsidiary to take any actions identified under this Section 4.6.

4.7 Litigation. Except as set forth on Part 4.7 of the Company Disclosure Memorandum, there are no material actions, claims, suits, proceedings or governmental investigations pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary which could reasonably be expected to result in a Company Material Occurrence or to materially adversely affect the consummation of the transactions contemplated hereby. Neither the Company nor any Subsidiary thereof is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or other Governmental Authority which could reasonably be expected to result in a Company Material Occurrence or to materially adversely affect the consummation of the transactions contemplated hereby.

4.8 Insurance.

(a) The Company has previously provided or made available to Purchaser true and complete copies of all insurance policies maintained by the Company and its Subsidiaries as of the Signing Date (including any exhibits, schedules, riders or amendments thereof) (the “COMPANY INSURANCE POLICIES”). Each of the Company Insurance Policies is currently in full force and effect and shall remain in full force and effect through the Effective Time. All premiums on such Company Insurance Policies which are due have been paid through the Signing Date. The Company has delivered to Purchaser copies of all reservation of rights letters issued by any insurers of the Company and its Subsidiaries.

(b) The Company requires insurance coverage of each of the Company Independent Contractors pursuant to the individual agreements with the individual independent contractor drivers, specimens of which have been provided to Purchaser.

4.9 Taxes.

(a) The Company and its Subsidiaries are members of an affiliated group, within the meaning of Section 1504(a) of the Code, of which the Company is the common parent; such affiliated group files a consolidated federal income Tax Return.

(b) Each of the Company, its Subsidiaries and its former Subsidiaries has filed or caused to be filed all Tax Returns required to have been filed by or for it, and all information set forth in such Tax Returns is correct and complete in all material respects.

(c) Each of the Company, its Subsidiaries and its former Subsidiaries has paid all Taxes due and payable by it as shown on such Tax Returns.

(d) Except as set forth on Part 4.9(d) of the Company Disclosure Memorandum, there are no unpaid Taxes due and payable by the Company, its Subsidiaries or its former Subsidiaries that are or could become a lien on any asset of the Company, or otherwise materially adversely affect the business, properties or financial condition of the Company or any of its Subsidiaries.

(e) Each of the Company and its Subsidiaries is in material compliance with, and the records of each of them contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable Tax information reporting and Tax withholding requirements.

(f) Except as set forth on Part 4.9(f) of the Company Disclosure Memorandum, each of the Company and its Subsidiaries has collected or withheld all amounts required to be collected or withheld by it for any Taxes, and all such amounts have been paid to the appropriate Governmental Authority or set aside in appropriate accounts for future payment when due.

4.10 Employee Benefit Plans; Labor Matters.

(a) Except as set forth in the Company SEC Reports, the Company does not maintain any Company Benefit Plans.

(b) All contributions and other payments required to have been made by the Company or any Company ERISA Affiliate with respect to any Company Benefit Plan (or to any Person pursuant to the terms thereof) have been or will be timely made, and all such amounts properly accrued through the date of the Company SEC Reports have been reflected therein.

(c) The terms of all Company Benefit Plans that are intended to be “qualified” within the meaning of Section 401(a) of the Code have been determined by the IRS to be so qualified or the applicable remedial periods will not have ended prior to the Effective Time of the Merger. To the Company’s Knowledge, no event or condition exists or has occurred that could cause the IRS to disqualify any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code. With respect to each Company Benefit Plan, the Company and each Company ERISA Affiliate are in compliance in all material respects with, and each Company Benefit Plan and related source of benefit payment is and has been operated in material compliance with, its terms, all applicable laws, rules and regulations governing such plan or source, including, without limitation, ERISA, the Code and applicable local Law. To the Knowledge of the Company, no Company Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of the IRS, the Department of Labor, or any other federal, state, or local Governmental Authority or is scheduled to be subject to such an audit investigation or proceeding.

(d) With respect to each Company Benefit Plan, to the Knowledge of the Company, there exists no condition or set of circumstances that could subject the Company or any Company ERISA Affiliate to any liability arising under the Code, ERISA or any other applicable Law (including, without limitation, any liability to or under any such plan or under any indemnity agreement to which the Company or any Company ERISA Affiliate is a party). No claim, action or litigation has been made, commenced or, to the Knowledge of the Company, threatened, by or against any Company Benefit Plan or the Company or any of its Subsidiaries with respect to any Company Benefit Plan (other than for benefits in the ordinary course).

(e) No Company Benefit Plan that is a “welfare benefit plan” (within the meaning of Section 3(1) of ERISA) provides benefits for any retired or former employees (other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other applicable state or local Law that specifically mandates continued health coverage).

(f) Except as set forth in the Company SEC Reports and except for the Company Change in Control Payments and except for accelerated vesting of Company Options, there are no (i) payments (whether of severance pay or otherwise) which will become due from the Company or any of its Subsidiaries, which individually or in the aggregate are material, to any Company Beneficiary or to the trustee under any “rabbi trust” or similar arrangement, or (ii) material benefits under any Company Benefit Plan being established or increased, or becoming accelerated, vested or payable, in either case as a result of the commencement or announcement of the transaction contemplated by this Agreement.

(g) Neither the Company nor any entity that was at any time during the six-year period ending on the Signing Date a Company ERISA Affiliate has ever maintained, had an obligation to contribute to, contributed to, or had any liability with respect to any plan that (A) is or was a pension plan (as defined in Section 3(2) of ERISA) that is or was subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA or (B) that is or was a multiemployer plan (as defined in Section 414(f) of the Code or Sections 3(37) or 4001(a)(31) of ERISA).

(h) Each Company Benefit Plan may be terminated or modified by the Company or Purchaser without material liability to the Company, Purchaser or any ERISA Affiliate of either, excluding liabilities attributable to administrative costs or to acceleration of the vesting and exercisability of Company Options.

(i) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other arrangement with any labor union.

4.11 Environmental Laws and Regulations.

(a) The Company and each of its Subsidiaries is now in compliance in all material respects with all Environmental Laws, and has been in compliance in all material respects with Environmental Laws. The conduct of the businesses of the Company and each of its Subsidiaries does not violate or conflict with any Environmental Laws in any material respect.

(b) The Company and each of its Subsidiaries has obtained all necessary Environmental Permits. The Environmental Permits are in full force and effect, and are being complied with in all material respects. The Environmental Permits are transferable and will remain in effect or will be replaced, renewed or transferred as appropriate immediately following the Closing. No other governmental authorizations are necessary for the day to day operations of the Company and each of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has received any formal complaint or notice from any Environmental Authority or any other Person alleging any past or present violation of any Environmental Law in connection with the operation of its business that is currently unresolved. As of the Signing Date, to the Knowledge of the Company, there is no investigative proceeding against the Company or any of its Subsidiaries by any Environmental Authority in connection with the past or present operation of its business. There are no pending claims under any Environmental Law against the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries has been subject to any administrative or judicial enforcement action pursuant to any Environmental Law either now or at any time during the past three years in connection with the business of the Company and its Subsidiaries.

(e) Neither the Company nor or any of its Subsidiaries is subject to any remedial obligation or other response action under a currently issued and applicable administrative order, decree, or agreement pursuant to any Environmental Law.

(f) To the Company’s Knowledge, no Company Real Property or real property currently or formerly owned, leased, operated or used by the Company or any of its Subsidiaries (including real property used for off-site disposal of any Regulated Material) is listed on any federal list of Superfund or National Priorities List sites or similar governmental lists. To the Company’s Knowledge, there exist no circumstances that could result in any such property being listed on any federal list of Superfund or National Priorities List sites or similar governmental lists regarding waste sites at which there has been a Release or threatened Release of Regulated Materials. To the Company’s Knowledge, none of the Company Real Property has been used at any time by any Person as a hazardous waste treatment, storage or disposal site.

(g) To the Company’s Knowledge, there are no (i) underground storage tanks (as defined under the Resource Conservation and Recovery Act or any equivalent Environmental Law), or (ii) capacitors, transformers or other equipment or fixtures containing polychlorinated biphenyls (“PCBS”) (other than light fixtures which contain PCBs), located in, at, under or on the Company Real Property.

(h) To the Company’s Knowledge, there are no facts, actions, activities, circumstances, conditions, occurrences, events, liabilities, or incidents, including any Release, threatened Release, generation, use, treatment, storage, disposal, arranging for disposal, transportation, or the presence of Regulated Materials, that are likely to (i) result in any environmental liability, (ii) prevent or interfere with the operation of the Company’s business as it is currently being conducted, in compliance with all applicable Environmental Laws, (iii) materially affect the assets, business or financial conditions of the Company or any of its Subsidiaries, or (iv) adversely impact or affect the use of any Company Real Property.

(i) No property owned or used by the Company or any of its Subsidiaries and located in the State of New Jersey is an “industrial establishment” within the meaning of ISRA or is or has been used by the Company or any of its Subsidiaries (or, to the Company’s Knowledge, by any other Person) for the generation, manufacture, refining, transportation, treatment, storage, handling or disposal of any “hazardous substances” or “hazardous wastes” within the meaning of ISRA. There is no North American Industry Classification System code applicable to the properties and operations of the Company or any of its Subsidiaries which is subject to ISRA.

4.12 Intellectual Property. Except as set forth on Part 4.12 of the Company Disclosure Memorandum:

(a) Prior to the Signing Date, the Company has delivered or made available to Purchaser true and correct copies of (i) all registered service marks which are material to the business of the Company and its Subsidiaries as currently conducted, taken as a whole (“COMPANY INTELLECTUAL PROPERTY”) and (ii) all written agreements relating to software which the Company or its Subsidiaries is licensed or authorized by third parties to use and which are material to the business of the Company and its Subsidiaries as currently conducted, taken as a whole (“COMPANY SOFTWARE”). Neither the Company nor any of its Subsidiaries has any material patents or rights or owned software, nor have any of them granted any third parties any license to use any Company Intellectual Property.

(b) As of the Signing Date, (i) the Company or a Subsidiary of the Company is the owner of, or a licensee under a valid license for, all Company Intellectual Property and Company Software, and (ii) there were no claims pending or, to the Company’s Knowledge, threatened, that the Company or any Subsidiary was in violation of any such intellectual property rights of any third party.

4.13 Compliance with Laws and Orders. Except with respect to the matters described in Sections 4.9, 4.10 and 4.11, neither the Company nor any Subsidiary is in violation of or in default under any law, statute, rule or regulation having the effect of law of the United States or any state, county, city or other political subdivision thereof or of any government or regulatory authority (“LAWS”) or writ, judgment, decree, injunction or similar order of any Governmental Authority, in each case, whether preliminary or final (an “ORDER”), applicable to the Company or any Subsidiary or any of their respective assets and properties the effect of which, individually, or in the aggregate with other such violations and defaults, could reasonably be expected to have a Company Material Occurrence. The Company is in compliance with all listing and corporate governance requirements of the American Stock Exchange (“AMEX”), and since the enactment of SOX, has been and is in compliance in all material respects, and will continue to remain in compliance following the effective time, in all material respects, with all applicable rules, regulations, and requirements of SOX and the SEC.

4.14 Certain Agreements.

(a) Neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, except (i) as expressly required or permitted by this Agreement, (ii) for accelerated vesting of Company Options, and (iii) for the Company Change in Control Payments.

(b) The transactions contemplated by this Agreement will not constitute a “change of control” under, require the consent from or the giving of notice to any third party pursuant to, or accelerate the vesting of or lapse of repurchase rights or other rights under, the terms, conditions or provisions of any loan or commitment letter, note, bond, mortgage, indenture, license, or any material lease, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, except (i) for the Company Change in Control Payments, (ii) for the Company’s repayment in full its credit facility with Bank of America, (iii) for any payment required to be made to the holders of the Company Series A Preferred pursuant to the Company’s Certificate of Incorporation, and (iv) for acceleration of principal and interest due under any of the Seller Notes or Company Notes; provided, however, that the Company makes no representation as to the effect on the consummation of the Merger and the other transactions contemplated by this Agreement on any real estate lease or equipment lease.

(c) There are no amounts payable by the Company or its Subsidiaries to any officers of the Company or its Subsidiaries (in their capacity as officers) as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination, except for the Company Change in Control Payments.

4.15 Brokers and Finders. The Company has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby, except that the Company has employed Scura Rise & Partners, LLC, as its financial advisor, and Thomas E. Durkin III, as a consultant, pursuant to agreements with Purchaser, true and correct copies of which have been furnished to Purchaser.

4.16 Opinion of Financial Advisor. The Company has received the opinion of Scura Rise & Partners, LLC, dated as of June 26, 2006, to the effect that, as of such date, the Merger Consideration to be received by the common stockholders of the Company pursuant to the Merger, taking into account the amount and form of consideration and taking into account the consideration to be received by securityholders of the Company pursuant to the Securities Purchase Agreements, is fair to such common stockholders from a financial point of view.

4.17 Customers and Suppliers. Except as set forth on Part 4.17 of the Company Disclosure Memorandum, neither the Company nor any Subsidiary thereof has received any notice, nor does the Company have any Knowledge, that any material customer or supplier of the Company or any Subsidiary thereof has taken or contemplates taking, any steps that would be reasonably likely to disrupt the business relationship of the Company with such material customer or supplier, or could result in a Company Material Occurrence other than such steps that might result from the announcement of this transaction.

4.18 No Default. Except as set forth on Part 4.18 of the Company Disclosure Memorandum, neither the Company nor any of its Subsidiaries is in material breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a material breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents), or (ii) any Law applicable to the Company or its Subsidiaries or any of their respective properties or assets.

4.19 Material Contracts. The Company has delivered or made available to Purchaser a true and complete copy of each written Contract that is of a type described below (collectively, the “COMPANY MATERIAL CONTRACTS”):

(a) any Contract for capital expenditures or the acquisition or construction of fixed assets in excess of $250,000.00 per annum;

(b) any Contract for the purchase or lease of goods or services (including without limitation, equipment, materials, software, hardware, supplies, merchandise, parts or other property, assets or services), requiring aggregate future payments in excess of $250,000.00 per annum, other than standard inventory purchase orders executed in the ordinary course of business;

(c) any Contract relating to the borrowing of money or guaranty of indebtedness;

(d) any collective bargaining or other arrangement with any labor union;

(e) any Contract granting a first refusal, first offer or similar preferential right to purchase or acquire any of the Company’s capital stock or assets;

(f) any Contract limiting, restricting or prohibiting the Company from conducting business anywhere in the United States or elsewhere in the world or any Contract limiting the freedom of the Company to engage in any line of business or to compete with any other Person;

(g) any joint venture or partnership Contract;

(h) any written employment Contract, severance agreement or other similar binding agreement or policy with any officer or employee; and

(i) any Contracts requiring future payments of $250,000.00 or more per annum which are not otherwise described in clauses (a) though (h) above.

The Company has also delivered or made available to Purchaser a copy of the Company’s form of independent contractor agreement. Each Company Material Contract is a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject only to bankruptcy, reorganization, receivership or other laws affecting creditors’ rights generally and general principles of equity (whether applied in an action at law or in equity). The Company is in compliance with all obligations required to be performed by it under the Company Material Contracts, and the Company is not and, to the Knowledge of the Company, no other party to a Company Material Contract is, in breach or default thereunder in any material respect. Each Contract of the Company that is a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC has been filed in the Company SEC Reports prior to the date hereof. The Company is not a party to any written or oral customer contract with revenues of over $150,000 per year which requires the Company to pay any material penalty upon termination of such contract.

4.20 State Takeover Statutes; Anti-Takeover Provisions. The Company has taken all actions with respect to any anti-takeover provisions of the Company’s Bylaws or Certificate of Incorporation or applicable provisions of the DGCL necessary to enter into and consummate the Merger on the terms set forth in this Agreement.

4.21 Transactions With Affiliates. The Company’s Material Contracts (other than employment or consulting related Contracts or the Company Stockholders Agreement) do not include any obligation or commitment between the Company and (i) any employee of the Company, (ii) to the Knowledge of the Company, any stockholder of the Company beneficially owning 5% or more of the Company Common Stock, (iii) any Person that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) any member of the immediate family of any of the foregoing Persons (each, a “COMPANY AFFILIATE”). The assets of the Company do not include any receivable or other obligation or commitment from a Company Affiliate to the Company.

4.22 Licenses.

(a) The Company has delivered or made available to Purchaser a true and complete copy of all material licenses, permits approvals, certificates, titles, fuel permits, franchises, operating authorizations (including without limitation any necessary operating authorizations from the Federal Motor Carrier Safety Administration or Department of Transportation), state operating licenses or registrations and other interstate or intrastate regulatory licenses or authorizations required for the operation of the business of the Company and its Subsidiaries (the “LICENSES”). Each of the Licenses is in full force and effect, and there are no pending modifications, amendments or revocation proceedings for any of the Licenses which would materially adversely affect the operations of the Company.

(b) All material fees due and payable to Governmental Authorities pursuant to the rules governing the Licenses have been paid and, to the Company’s Knowledge, no event has occurred with respect to the Licenses held by the Company which, with the giving of notice or the lapse of time or both, would constitute grounds for revocation thereof. The Company is in compliance in all material respects with the terms of the Licenses, as applicable, and there is no condition, event or occurrence existing, nor is there any proceeding being conducted of which the Company has received notice, nor, to the Company’s Knowledge, is there any proceeding threatened, by any Governmental Authority (including without limitation the Federal Motor Carrier Safety Administration or Department of Transportation), which would cause the termination, suspension, cancellation or nonrenewal of any of the Licenses, or the imposition of any penalty or fine.

4.23 Information Supplied. None of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company’s stockholders or, except as set forth in any amendments or supplements to the Proxy Statement filed with the SEC and timely mailed to the Company’s stockholders, at the time of the Company Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, as it relates to the Company Stockholders Meeting, will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Purchaser for inclusion or incorporation by reference therein.

4.24 Title to and Condition of Assets.

(a) Each of the Company and its Subsidiaries has good title to, or valid licenses to or leasehold interests in, all of the material properties and assets used by them in connection with their businesses, except for minor defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate do not and will not materially interfere with its ability to conduct its business as currently conducted. All such assets and properties, other than assets and properties in which the Company or any of the Subsidiaries has leasehold interests, are free and clear of all Liens, except for such Liens, that, in the aggregate, do not and will not materially interfere with the ability of the Company or any of its Subsidiaries to conduct its business as currently conducted.

(b) Each of the Company and each of its Subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such invalidity as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and except that the Company makes no representation here or elsewhere in this Agreement as to the effect of the consummation of the Merger and the other transactions contemplated by this Agreement on such leases. Each of the Company and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such leases.

4.25 Real Property.

(a) Neither the Company nor any Subsidiary thereof owns, or has at any time owned (in the case of a Subsidiary, since the Company’s acquisition thereof), any real property.

(b) Each parcel or tract of real property that is used or occupied by the Company or any Subsidiary thereof (the “COMPANY REAL PROPERTY”) is subject to a written lease or sublease to which the Company or any Subsidiary thereof is a party as lessee or sublessee (individually a “REAL PROPERTY LEASE”). All such Real Property Leases are valid and in full force and effect in accordance with their terms, except for such invalidity as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and except that the Company makes no representation (here or in any other section dealing with required consents) as to the effect of the consummation of the Merger and the other transactions contemplated by this Agreement on such leases. The Company has previously furnished or made available to Purchaser true, correct and complete copies of all Real Property Leases. There is not, with respect to any Real Property Lease (i) any material default by the Company or any Subsidiary thereof, or any event of default or event which with notice or lapse of time, or both, would constitute a material default by the Company or any Subsidiary thereof, or (ii) to the Knowledge of the Company, any existing material default by any other party to any Real Property Lease, or event of default or event which with notice or lapse of time, or both, would constitute a material default by any other party to any Real Property Lease.

(c) No options have been granted by the Company to others to purchase, lease or otherwise acquire any interest in the Company Real Property or any part thereof. Except as set forth in the applicable Real Property Lease, the Company and its Subsidiaries have the exclusive right of possession of the Company Real Property.

(d) To the Company’s Knowledge, the present use, occupancy and operation of the Company Real Property, and all aspects of the improvements to the Company Real Property are in compliance, in all material respects, with all Laws, the applicable Real Property Lease and private restrictive covenants of record, and, there has not been any proposed change thereto that would affect any of the Company Real Property or its use, occupancy or operation. All improvements on the real property are in good condition and repair, and are suited for the operation of the business of the Company and its Subsidiaries as it currently is conducted.

4.26 Company Independent Contractors. The Company is not a party to any agreement with any Company Independent Contractor who employs or represents more than ten (10) other drivers, couriers and/or operators.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND NEWCO

To induce the Company to enter into and perform this Agreement, Purchaser and Newco hereby represent and warrant to the Company that each of the representations, warranties and statements in the following paragraphs of this Article V is true and correct as of the Signing Date and will be true and correct as of the Effective Time:

5.1 Corporate Organization and Qualification. Each of Purchaser and Newco is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

5.2 Authority Relative to this Agreement. Each of Purchaser and Newco has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Purchaser and Newco of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of Purchaser and Newco. No other corporate proceedings on the part of Purchaser and Newco or their stockholders are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Purchaser and Newco and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of each of Purchaser and Newco, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

5.3 Consents and Approvals; No Violation.

(a) Neither the execution and delivery of this Agreement by Purchaser or Newco nor the consummation by Purchaser and Newco of the transactions contemplated hereby will:

(i) conflict with or result in any breach of any provision of the Certificate of Incorporation or the Bylaws, as amended, respectively, of Purchaser or Newco;

(ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (A) if any, pursuant to the applicable requirements of the Exchange Act and the Securities Act, (B) the filing of the certificate of merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which Purchaser is authorized to do business, (C) as may be required by any applicable state securities or “blue sky” laws or state takeover laws, (D) such filings and consents as may be required under any environmental, health or safety Law pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (E) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Occurrence or materially adversely affect the consummation of the transactions contemplated hereby or (F) such filings, consents, approvals, orders, registrations and declarations as may be required as a result of the status or identity of the Company;

(iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Purchaser or any of its Subsidiaries or any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which individually or in the aggregate materially adversely affect the consummation of the transactions contemplated hereby or reasonably be expected to result in a Purchaser Material Occurrence; or

(iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.3 are duly and timely obtained or made, violate any material order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or any of its Subsidiaries or to any of their respective assets.

(b) The affirmative vote of Purchaser as the sole holder of voting capital stock of Newco is the only vote of the holders of any class or series of Purchaser’s or its Subsidiaries’ securities necessary to approve this Agreement and the transactions contemplated hereby.

5.4 Information Supplied. None of the information supplied or to be supplied by Purchaser for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company’s stockholders or, except as disclosed in any amendments or supplements to the Proxy Statement filed with the SEC and timely mailed to the Company’s stockholders, at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.5 Litigation. As of the Signing Date, there are no actions, claims, suits, proceedings or governmental investigations pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its Subsidiaries which question the validity of this Agreement or any action taken or to be taken in connection herewith or which could adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement. Neither Purchaser nor any Subsidiary thereof is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or other Governmental Authority which would reasonably be expected to materially and adversely affect Purchaser’s ability to consummate the transactions contemplated by this Agreement.

5.6 Capital Resources. As of the Closing, in addition to funds deposited with the Paying Agent pursuant to Section 3.4(a), Purchaser will have funds that are sufficient to (i) make the payments required under Section 7.2(b), (ii) operate its business as currently contemplated after giving effect to the Merger and the other transactions contemplated by this Agreement, and (iii) to pay its debts as they become due.

5.7 No Default. Neither Purchaser nor any of its Subsidiaries is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents), (ii) any Law applicable to Purchaser or its Subsidiaries or any of their respective properties or assets or (iii) any material agreement to which it is a party or by which it is bound, in each case for clauses (i)-(iii) above except for such breach, default or violation that would not, individually or in the aggregate, reasonably be expected to adversely effect Purchaser’s ability to consummate the transactions contemplated by this Agreement.

ARTICLE VI —

ADDITIONAL COVENANTS AND AGREEMENTS

6.1 Conduct of Business of the Company. The Company agrees that during the period from the Signing Date to the Effective Time (unless Purchaser shall otherwise agree in writing and except as otherwise contemplated by this Agreement), the Company will, and will cause each of its Subsidiaries to, conduct its operations according to its ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers, employees and independent contractors and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement, or as Purchaser shall otherwise agree in writing, neither the Company nor any of its Subsidiaries will, without the prior written consent of Purchaser, which shall not be unreasonably withheld, delayed or conditioned:

(a) (except for shares of Company Common Stock to be issued or delivered pursuant to (i) the Company Option Plans with respect to the exercise of options, (ii) the conversion of Company Series A Preferred, (iii) the exercise of Company Warrants, (iv) the conversion of Company Notes, or (v) the conversion of Seller Notes (to the extent convertible), which in each case are outstanding on the Signing Date and, in each case, together with any Company Rights issued in respect thereof and initially attached thereto) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (x) any additional shares of capital stock of any class (including the Company Shares), or any Convertible Securities (including issuances pursuant to any of the Company Option Plans or the ESPP), or (y) any other securities in respect of, in lieu of, or in substitution for, Company Shares outstanding on the Signing Date;

(b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding Company Shares or any other outstanding Convertible Securities, provided that the Company may repurchase outstanding stock options in accordance with the terms of the Company Option Plans;

(c) split, combine, subdivide or reclassify any Company Shares or Convertible Securities or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any Company Shares or Convertible Securities or otherwise make any payments to securityholders in their capacity as such, except for dividends by a wholly owned Subsidiary of the Company to the Company;

(d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries not constituting an inactive Subsidiary (other than the Merger);

(e) adopt any amendments to its Certificate of Incorporation or Bylaws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary not constituting an inactive Subsidiary of the Company, except as expressly required or permitted by this Agreement;

(f) make any material divestiture or acquisition, by means of merger, consolidation or otherwise, or material disposition, of assets or securities;

(g) incur any indebtedness for borrowed money or guarantee any such indebtedness, except for (i) indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice, (ii) indebtedness for borrowed money in replacement of existing indebtedness for borrowed money on customary commercial terms, or (iii) guarantees by the Company of indebtedness of wholly-owned Subsidiaries of the Company or guarantees by Subsidiaries of indebtedness of the Company (provided that all such guaranteed indebtedness, together with the indebtedness of the Company and its Subsidiaries incurred pursuant to clause (i) above, was incurred in the ordinary course of business and consistent with past practice);

(h) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any wholly owned Subsidiary of the Company in excess of $250,000 in the aggregate;

(i) grant any increases in the compensation of any of its directors, officers or employees, except (i) in the ordinary course of business and consistent with past practice, (ii) as required under any Company Benefit Plan in effect on the Signing Date and set forth in the Company SEC Reports, (iii) as required under any written severance, termination or employment agreement in effect on the Signing Date, copies of which have been provided or made available to Purchaser prior to the Signing Date, or (iv) to the extent reflected in the Company Change in Control Payments;

(j) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, termination, pension or employment plans, agreements or arrangements as in effect on the Signing Date and provided or made available to Purchaser prior to the Signing Date;

(k) except as expressly provided by this Agreement, enter into any new or materially amend any existing employment or severance or termination agreement with any director, officer or employee;

(l) except as may be required to comply with applicable Law, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the Signing Date, or amend any such plan or arrangement in existence on the Signing Date if such amendment would have the effect of materially enhancing any benefits thereunder;

(m) make or agree to make any material capital expenditures or material commitments not in the ordinary course of business and consistent with past practice;

(n) take any action or fail to take any action which could reasonably be expected to result in any of the covenants or conditions to the Merger set forth in Article VII not being satisfied; or

(o) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

6.2 No Solicitation of Transactions.

(a) The Company agrees that, as of the Signing Date, it has, and has caused each officer, director or employee of, or any investment banker, attorney or other advisor or representative of the Company or any Subsidiary (the “COMPANY REPRESENTATIVES”), to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Party conducted heretofore with respect to any Competing Transaction. The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any Company Representatives to:

(i) solicit or initiate, or knowingly encourage or facilitate, directly or indirectly, any inquiries relating to, or the submission of, any proposal or offer, whether in writing or otherwise, from any Person other than Purchaser, Newco or any affiliates thereof (a “THIRD PARTY”) to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or more than 10% of the assets of the Company and its Subsidiaries, taken as a whole, or 10% or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of more than 10% of the assets of the Company and its Subsidiaries, taken as a whole, or 10% or more of any class of equity securities of the Company (a “COMPETING TRANSACTION”);

(ii) participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to or access to the properties of, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction;

(iii) enter into any agreement with respect to any Competing Transaction, approve or recommend or resolve to approve or recommend any Competing Transaction or enter into any agreement requiring it to abandon, terminate or fail to consummate the Merger and the other transactions contemplated by this Agreement.

(b) Notwithstanding paragraph (a) above, if the Company receives a bona fide, unsolicited, written proposal or offer for a Competing Transaction by a Third Party, which the Board of Directors determines in good faith (after consulting its independent financial advisor) (i) will result in, or is reasonably likely to lead to, terms which are more favorable to the holders of Company Shares than the Merger and the other transactions contemplated by this Agreement and, after consultation with counsel, determines in good faith that failure to take an action otherwise prohibited under paragraph (a) above would result in a breach of its fiduciary duties under applicable laws, (ii) is reasonably capable of being consummated (provided that the Company, including the Board of Directors, and any of its advisors shall be permitted to contact such Third Party and its advisors solely for the purpose of clarifying the proposal and any material contingencies and the capability of consummation), and (iii) is subject to a confidentiality agreement with such Third Party on terms no less favorable to the Company, in all material respects, than the confidentiality agreement with Purchaser (each as amended or restated, a “SUPERIOR COMPETING TRANSACTION”), then the Company may, in response to an unsolicited request therefor and subject to compliance with Section 6.2(d), furnish information with respect to the Company and its Subsidiaries to and participate in discussions and negotiations directly or through its representatives with, such Third Party, provided that the Company shall have delivered to Purchaser prior written notice that it intends to take such action.

(c) Notwithstanding anything in this Agreement to the contrary, the Board of Directors (including any committee thereof) shall be permitted to (A) withhold, withdraw or modify in a manner adverse to Purchaser, or publicly propose to withhold, withdraw or modify in a manner adverse to Purchaser, its recommendation to the holders of the Company Shares as a result of any Competing Transaction, or (B) adopt or recommend, or propose publicly to adopt or recommend, any Competing Transaction (any action described in either clause (A) or (B) or in paragraph (h) below being referred to as a “COMPANY ADVERSE RECOMMENDATION CHANGE”) and, concurrently therewith or thereafter, enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract constituting or related to any Competing Transaction, but only if (i) a Third Party submits an unsolicited Competing Transaction that the Board of Directors determines, in its good faith judgment, is reasonably likely to result in a Superior Competing Transaction and after consultation with counsel, determines that failure to take such action would result in a breach of fiduciary duties under applicable Laws, (ii) the Company shall have delivered to Purchaser prior written notice that it intends to take such action, including therein the identity of such Third Party and the terms and conditions of such Competing Transaction, (iii) seven (7) business days have elapsed following delivery to Purchaser of written notice of such prior written notice and during such seven (7) business day period the Company has given Purchaser reasonable opportunity to discuss with the Company the Competing Transaction and any proposed amendments to this Agreement, and (iv) at the of end such seven (7) business day period the Board of Directors determines in good faith that the Competing Transaction continues to be reasonably likely to result in a Superior Competing Transaction (taking into consideration any modifications to the terms hereof proposed by Purchaser), after consultation with its counsel and its independent financial advisor. Nothing contained in this Agreement shall prevent the Company or the Board of Directors from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to the stockholders of the Company that is required by applicable Laws.

(d) The Company shall promptly advise Purchaser orally and in writing of (i) any Competing Transaction or any inquiry with respect to or which could reasonably be expected to lead to any Competing Transaction received by any officer or director of the Company or, to the Knowledge of the Company, any financial advisor, attorney or other advisor or representative of the Company; (ii) the identity of the Third Party submitting such Competing Transactions or making such inquiry; and (iii) the material terms and conditions of such Competing Transaction. The Company will keep Purchaser reasonably informed on a current basis of the status and details of any such Competing Transaction (including amendments and proposed amendments) proposal or inquiry in a timely manner.

(e) Purchaser and Newco agree and covenant that, in the event that a vote or consent of the Company’s stockholders is required in connection with the approval of any Superior Competing Transaction, then:

(i) the total amount of Company Shares owned (of record or beneficially) by Purchaser Companies which are voted against any Superior Competing Transaction shall represent no more than twenty five percent (25%) of the issued and outstanding voting stock of the Company which are entitled to vote in respect of such Superior Competing Transaction as of the date of such stockholder vote; and

(ii) all Company Shares which are owned (of record or beneficially) by Purchaser Companies, which are entitled to vote in respect of such Superior Competing Transaction and which are not voted against such Superior Competing Transaction (the “PROXY SHARES”) shall be voted for or voted against such Superior Competing Transaction, or abstained or not voted, in a manner which emulates the percentages of votes, abstentions and failures to vote by all of the other holders of all Company Shares which are entitled to vote in respect of such Superior Competing Transaction (the “EMULATED SHARES”). For example, if 40% of the Emulated Shares voted in favor of the Superior Competing Transaction, 20% of the Emulated Shares voted against the Superior Competing Transaction, and 40% of the Emulated Shares abstained or not voted, then 40% of the Proxy Shares must be voted in favor of the Superior Competing Transaction, 20% of the Proxy Shares must be voted against the Superior Competing Transaction, and 40% of the Proxy Shares must be abstained or not voted.

(f) Purchaser hereby waives, and agrees not to assert and to cause all Purchaser Companies not to assert, any appraisal rights any of the Purchaser Companies may have under the DGCL with respect to any Company Shares owned (of record or beneficially) by them in connection with a Superior Competing Transaction, provided that such waiver and agreements not to assert are conditioned upon and subject to the Company’s compliance with Section 8.5(d).

(g) Purchaser hereby irrevocably appoints and constitutes the Secretary of the Company (the “PROXYHOLDER”) as the agent, attorney and proxy of the Purchaser with respect to the Proxy Shares solely for purposes of causing the Proxyholder to vote the Proxy Shares as set forth in Sections 6.2(e)(ii) above and 6.11 below. The Proxyholder may not exercise such proxy rights with respect to any other matter. Such proxy rights shall be deemed coupled with an interest and are irrevocable prior to the termination of this Agreement; provided, however, that if this Agreement is terminated pursuant to Sections 8.3 or 8.4 hereof, then such proxy rights shall survive the termination of this Agreement solely with respect to votes in respect of the Superior Competing Transaction giving rise to such termination.

(h) Notwithstanding anything in this Agreement to the contrary, in the absence of a Competing Transaction, the Board of Directors (including any committee thereof) shall be permitted to make a Company Adverse Recommendation Change if the Board of Directors determines in good faith, after consultation with counsel, that failure to take such action would result in a breach of its fiduciary duties under applicable laws.

6.3 Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using its reasonable efforts to (i) take all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) obtain all necessary or appropriate waivers, consents and approvals, (iii) effect all necessary registrations, filings and submissions (including, but not limited to, such filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any foreign country in which the Company or any of its Subsidiaries conducts any business or owns any assets), and (iv) lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to the Company Stockholder Approval. Notwithstanding the foregoing, the Company shall not be obligated to use its reasonable efforts or take any action pursuant to this Section 6.3 if in the good faith opinion of the Board of Directors in accordance with Section 6.2 after consultation with its counsel such actions might be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law.

6.4 Access to Information; Solicitation of Employees.

(a) Access to Information. Upon reasonable prior notice, each party shall (and shall cause each of its Subsidiaries to) afford to officers, employees, consultants, counsel, accountants, financial advisors, insurance advisors and other authorized representatives of any other party (“REPRESENTATIVES”), in order to evaluate the transactions contemplated by this Agreement, full and free access, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to its properties, books and records and, during such period, shall (and shall cause each of its Subsidiaries to) furnish or make available reasonably promptly to such Representatives all information concerning its business, properties, personnel, contracts, books and records, and other information and data (including, without limitation, by (i) furnishing copies of the Company’s contracts, plans, and other books, records and correspondence (including electronic books, records and correspondence); (ii) granting full access to the Company’s tracking systems and all hardware or software related thereto; (iii) by granting reasonable access to the Company’s Representatives; and (iv) granting reasonable access to the Company’s customers and vendors and the Company Independent Contractors, provided that the foregoing shall not authorize Purchaser to contact any such customer, vendor or Company Independent Contractor without first receiving clearance from the Company (which clearance shall not be unreasonably withheld, delayed or conditioned) and without offering the Company an opportunity to jointly participate)) as may reasonably be requested; provided, however, that a party shall not be required to (or to cause any of its Subsidiaries to) so afford such access or furnish or make available such information to the extent that doing so would result in the loss of attorney-client privilege (provided that such party shall use its reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege). Each party agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Each of the confidentiality agreements dated October 22, 2004 and March 29, 2005, respectively, by and between the Company and Purchaser, as amended (collectively, the “CONFIDENTIALITY AGREEMENTS”) shall apply with respect to information furnished by each party, its Subsidiaries and its Representatives to the other hereunder.

(b) Solicitation of Employees. Notwithstanding the terms of the Confidentiality Agreements, Purchaser and the Company agree that until the earlier of the consummation of this Agreement or the one-year anniversary of the date of termination of this Agreement, as applicable, each party and its respective Subsidiaries shall not, without the other party’s prior written consent, directly or indirectly solicit for employment (other than through advertising in newspapers or periodicals of general circulation or recruiters’ searches, in each case not specifically directed at the employees of the other party or its Subsidiaries) any person currently employed by the other party or any of its Subsidiaries with whom it has contact or who is identified to such party in connection with the transactions contemplated by this Agreement.

6.5 Publicity. Except with respect to any Company Adverse Recommendation Change, neither the Company nor Purchaser will cause or permit the issuance of any press release or public announcement pertaining to this Agreement and the Merger without the prior approval of the other party, which approval shall not be unreasonably conditioned, delayed or withheld; provided, however, that such approval shall not be required for such press releases or public announcements as may be required by applicable Law or by obligations pursuant to any agreement with any national securities exchange or automated quotation system, provided that the party proposing to issue such press release or make such public announcement shall consult in good faith with the other party before issuing any such press release or making any such public announcement.

6.6 Indemnification of Directors and Officers.

(a) In the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, demand, proceeding or investigation in which any Person who is now, or has been at any time prior to the Signing Date, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of the Company or any Subsidiary of the Company (the “INDEMNIFIED PARTIES”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to:

(i) the fact that he is or was a director, officer, employee, fiduciary or agent of the Company or any Subsidiary of the Company, or is or was serving at the request of the Company or any Subsidiary of the Company as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise; or

(ii) the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time,

the parties hereto agree to cooperate and use their commercially reasonable efforts to defend against and respond thereto.

(b) The parties further acknowledge and agree that: (i) the Company shall indemnify and hold harmless, and after the Effective Time, each of Purchaser and the Surviving Corporation shall, and Purchaser shall cause the Surviving Corporation to, jointly and severally indemnify and hold harmless, as and to the full extent permitted by applicable Law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, demand, proceeding or investigation (whether asserted or arising before or after the Effective Time), (ii) the Company shall, and after the Effective Time, each of Purchaser and the Surviving Corporation shall, and Purchaser shall cause the Surviving Corporation to, promptly pay expenses in advance of the final disposition of any claim, action, suit, demand, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law, subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled to such amounts, (iii) the Indemnified Parties may retain one counsel satisfactory to them (except in case of a conflict of interest among two or more Indemnified Parties, in which case more than one counsel may be retained), and the Company, and after the Effective Time, each of Purchaser and the Surviving Corporation shall, and Purchaser shall cause the Surviving Corporation to, pay all reasonable fees and expenses of such counsel for the Indemnified Parties within thirty (30) days after statements therefor are received and (iv) the Company and each of Purchaser and the Surviving Corporation will, and Purchaser will cause the Surviving Corporation to, use their commercially reasonable efforts to assist in the defense of any such matter; provided, however, that neither the Company, Purchaser nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided, further, that the Surviving Corporation shall have no obligation hereunder to any Indemnified Party when and if, but only to the extent that, a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Any Indemnified Party wishing to claim indemnification under this Section 6.6, upon learning of any such claim, action, suit, demand, proceeding or investigation, shall notify the Company and, after the Effective Time, the Surviving Corporation, thereof; provided, however, that the failure to so notify shall not affect the obligations of the Company and the Surviving Corporation except to the extent such failure to notify materially prejudices such party.

(c) Purchaser and Newco agree that all rights to indemnification and advancement of expenses existing in favor of, and all exculpations and limitations of the personal liability of, the directors, officers, employees and agents of the Company and the Subsidiaries of the Company in the Certificate of Incorporation and Bylaws of the Company as in effect as of the Signing Date with respect to matters occurring at or prior to the Effective Time, including the Merger, shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification and advancement of expenses in respect of any claims asserted or made within such period shall continue until the disposition of such claim. In addition, the Surviving Corporation shall, and Purchaser shall cause the Surviving Corporation to, purchase a six-year “tail” prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company; provided, however, that if such six-year “tail” prepaid policy is not available for an annual premium of no more than 250% of the current annual premium, then six-year “tail” prepaid policies in an amount and scope as great as can be obtained for an annual premium of 250% of the current annual premium shall be obtained. The Surviving Corporation shall, and Purchaser shall cause the Surviving Corporation to, maintain such six-year “tail” prepaid policy in full force and effect, for its full term, and continue to honor their respective obligations thereunder.

(d) This Section 6.6 is intended for the irrevocable benefit of, and to grant third-party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Purchaser, the Company and the Surviving Corporation. The obligations of Purchaser and the Surviving Corporation under this Section 6.6 shall not be terminated or modified by such parties in a manner so as to adversely affect any Indemnified Party to whom this Section 6.6 applies without the consent of the affected Indemnified Party. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 6.6. In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Purchaser or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.6.

(e) To the extent permitted by Law, all rights of indemnification and advancement of expenses for the benefit of any Indemnified Party shall be mandatory rather than permissive.

(f) The rights of the Indemnified Parties and their heirs and legal representatives under this Section 6.6 shall be in addition to any rights such Indemnified Parties may have under the Certificate of Incorporation or Bylaws of the Company or any of its Subsidiaries, or under any other applicable Laws.

6.7 Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, but in no event more than five (5) business days after the Signing Date, the Company shall prepare and file with the SEC a preliminary version of a proxy statement (the “PROXY STATEMENT”) with respect to the Company Stockholders Meeting satisfying the requirements of the Securities Exchange Act. The Company shall cooperate and provide Purchaser (and its counsel) with a reasonable opportunity to review and comment on the preliminary version of the Proxy Statement prior to filing such with the SEC. The Company will respond as promptly as practicable to any comments from the SEC with respect to the preliminary version of the Proxy Statement, and will use all reasonable efforts to cause the definitive version of the Proxy Statement to be mailed to its stockholders as soon as it is legally permitted to do so.

(b) The Company will notify Purchaser promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company or Purchaser, as applicable, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of the Company, such amendment or supplement. The Company shall cooperate and provide Purchaser (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing such with the SEC, and will provide Purchaser with a copy of all such filings made with the SEC. Except as may be required by Law, no amendment or supplement to the Proxy Statement will be made by the Company without the approval of Purchaser, which will not be unreasonably withheld or delayed.

(c) The Proxy Statement shall include, among other things: (i) subject to Section 6.2, the recommendation of the Board of Directors to the stockholders of the Company in favor of Company Stockholder Approval; provided, however, that notwithstanding anything to the contrary in this Agreement, the Board of Directors may withhold, withdraw, modify or amend its recommendation as provided in Section 6.2, (ii) the written opinion dated as of June 26, 2006 of Scura Rise & Partners, LLC, financial advisor to the Company, to the effect that as of such date the Merger Consideration to be received by the common stockholders of the Company pursuant to the Merger, taking into account the amount and form of consideration and taking into account the consideration to be received by securityholders of the Company pursuant to the Securities Purchase Agreements, is fair to the common stockholders of the Company from a financial point of view, and (iii) a statement that stockholders of the Company are or may be entitled to assert appraisal rights under Section 262 of the DGCL and a copy of Section 262 of the DGCL.

6.8 Stockholders’ Approval.

(a) The Company, acting through its Board of Directors, shall, in accordance with the provisions of this Agreement, the rules and regulations of AMEX, the DGCL, any other applicable Law and its Certificate of Incorporation and Bylaws, promptly and duly call, give notice of, and convene and hold as soon as practicable following the Signing Date the meeting of the Company’s stockholders (the “COMPANY STOCKHOLDERS MEETING”) for the purpose of obtaining the Company Stockholder Approval. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn (other than for the absence of a quorum and then only to the next possible future date) the Company Stockholders Meeting without Purchaser’s consent unless this Agreement has been terminated. Without limiting the generality of the foregoing, the Company agrees that, unless this Agreement has been terminated, its obligations pursuant to this Section 6.8(a) shall not be affected by (i) any Company Adverse Recommendation Change, or (ii) the commencement, public proposal, public disclosure or communication to the Company of any Competing Transaction or Superior Competing Transaction.

(b) The Company shall use commercially reasonable efforts to solicit from its stockholders proxies in favor of the Company Stockholder Approval, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the rules, regulations and listing standards of the AMEX, the DGCL, any other applicable Law, its Certificate of Incorporation and Bylaws and any agreement to which it is a party, and to obtain such approvals, in accordance with the provisions of this Agreement unless the Board of Directors has made a Company Adverse Recommendation Change.

6.9 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Shares or Convertible Securities resulting from the transactions contemplated by this Agreement and the Securities Purchase Agreements by each officer and director of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company’s equity securities to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.10 Employee Matters. Purchaser shall, or shall cause the Surviving Corporation to, cause each Purchaser employee benefit plan (including, but not limited to each severance plan or arrangement) in which an individual who as of the Effective Time was an employee or former employee of the Company and its Subsidiaries (each, an “AFFECTED EMPLOYEE”) participates or will participate to (i) recognize all service of such Affected Employee with the Company or its Subsidiaries and their predecessor entities for purposes of vesting, eligibility, participation and coverage (but excluding, for the avoidance of doubt, accrual and level of benefits) to the extent such service would be recognized under the analogous Purchaser employee benefit plan, (ii) honor or provide appropriate credit for co-payments, deductibles and other expenses incurred by such Affected Employee or his or her beneficiaries under the analogous Company employee benefit plans, and (iii) if applicable, waive any waiting periods or other eligibility limitations and exclusions for preexisting conditions.

6.11 Purchaser’s Voting of Securities of Newco and the Company.

(a) As promptly as practicable following the execution and delivery of this Agreement, Purchaser, as the sole holder of voting capital stock of Newco, shall approve and adopt this Agreement and the transactions contemplated hereby in accordance with the DGCL.

(b) Purchaser covenants and agrees to cause all Company Shares which are entitled to vote at the Company Stockholders Meeting and owned of record or beneficially by Purchaser Companies to be voted in favor of the adoption of this Agreement (but Purchaser shall not act by written consent with respect thereto).

(c) Purchaser covenants and agrees that during the First Purchaser Restricted Period and the Second Purchaser Restricted Period (if any), without the prior approval of the Company, it shall not act by written consent in lieu of a meeting of stockholders with respect to any matter in respect of its Company Shares.

(d) Except with respect to a vote regarding the approval of any Superior Competing Transaction (in which case Section 6.2(e) hereof shall apply) or the adoption of this Agreement (in which case Section 6.11(b) hereof shall apply), Purchaser covenants and agrees that during the First Purchaser Restricted Period, it shall not, without the prior approval of the Company, vote any Company Shares with respect to: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company; (ii) a sale, lease or transfer of a material amount of assets of the Company, or a reorganization, recapitalization, dissolution or liquidation of the Company; (iii) any change in the individuals who constitute the Company’s board of directors; (iv) any change in the present capitalization of the Company or any amendment of the Company’s Certificate of Incorporation or By-Laws; (v) any material change in the Company’s corporate structure or business; or (vi) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially and adversely affect the Merger and the transactions contemplated by this Agreement or the Company’s ability to effect a Superior Competing Transaction (except as contemplated by Section 6.2(e)).

(e) Except with respect to a vote regarding the approval of any Superior Competing Transaction (in which case Section 6.2(e) hereof shall apply) or the adoption of this Agreement (in which case Section 6.11(b) hereof shall apply), Purchaser covenants and agrees that during the Second Purchaser Restricted Period (if any), it shall not vote any Company Shares with respect to any action described in clauses (i)-(v) of paragraph (d) above if such vote is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially and adversely affect the Company’s ability to effect a Superior Competing Transaction (except as contemplated by Section 6.2(e)).

(f) Purchaser covenants and agrees that during the First Purchaser Restricted Period and the Second Purchaser Restricted Period (if any), it shall not, without the prior approval of the Company, exercise any rights it may have under the Company Stockholders

Agreement, the Company Registration Rights Agreement or the Company Senior Subordinated Loan Agreement, except that during the Second Purchaser Restricted Period (if any) it may exercise the following rights:

(i)	Sections 4 (Preemptive Rights) and 5.2 (Management and Control) (and, if incidental to an exercise of Purchaser’s rights under said Sections 4 and 5.2, any rights under Section 7) of the Company Stockholders Agreement, provided that no consent of the Purchaser Companies shall be required with respect to a Superior Competing Transaction,

(ii)	Section 2 (Piggyback Registrations) (and, if incidental to an exercise of Purchaser’s rights under said Section 2, any rights under Sections 3 through 9) of the Company Registration Rights Agreement, and

(iii)	Section 5.01 (Information Covenants), 5.02 (Books, Records and Inspections), 6.01 (Dividends), 6.03(c) (Limitations on Modifications of Certificate of Incorporation and Bylaws) and 6.04 (Limitations on Certain Restrictions of Subsidiaries) (and, if incidental to an exercise of Purchaser’s rights under said Sections 5.01, 5.02, 6.01 or 6.03(c), any rights under Sections 7 and 10) of the Company Senior Subordinated Loan Agreement, provided that no information need be made available to Purchaser or its affiliates with respect to a Competing Transaction except as expressly provided in Section 6.2 of this Agreement;

provided, however, that Purchaser may not take any action pursuant to clauses (i), (ii) or (iii) above which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially and adversely affect the Company’s ability to effect a Superior Competing Transaction.

(g) Purchaser covenants and agrees that during the First Purchaser Restricted Period and the Second Purchaser Restricted Period (if any), it shall not, without the prior approval of the Company, acquire any Company Shares or Convertible Securities (excluding any purchases made pursuant to the terms of the Securities Purchase Agreements).

6.12 Company Rights Plan. The Company covenants and agrees not to amend the Company Rights Plan in any manner which is intended or could reasonably be expected to impede, interfere with, delay, postpone, or materially and adversely affect the ability of any of the Purchaser Companies to (i) commence or, prior to the termination of this Agreement, consummate the transactions contemplated by this Agreement or by the Securities Purchase Agreements or the Voting Agreement (subject to the Company’s rights under Section 6.2 and subject to the Company’s ability to negotiate and consummate a Superior Competing Transaction in accordance with the terms of this Agreement), (ii) effect any conversion, exercise or exchange of any Convertible Securities acquired pursuant to the Securities Purchase Agreements, or (iii) after termination of this Agreement, acquire Company Shares or Convertible Securities (A) which are consummated at a purchase price of not less than $3.00 per share of Company Common Stock (on an as-converted-to-common basis, in the case of Convertible Securities), (B) which do not cause any of the Purchaser Companies to become the beneficial owner of more than 51% of the shares of Company Common Stock outstanding at the time of such additional acquisitions and (C) which, in the event there is a Second Purchaser Restricted Period, are acquired after the expiration of the Second Purchaser Restricted Period. The Company further covenants and agrees not to adopt any new stockholder protection rights plan (or similar plan or agreement) or any other takeover defense which is intended or could reasonably be expected to impede, interfere with, delay, postpone, or materially and adversely affect the ability of any of the Purchaser Companies to cause the occurrence of any of the events described in clauses (i), (ii) or (iii) above.

ARTICLE VII —

CONDITIONS TO CONSUMMATION OF THE MERGER

ACTIONS AND DELIVERIES AT CLOSING

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) There shall not be in effect any statute, rule, regulation, executive order, decree, ruling or injunction or other order of a court or Governmental Authority of competent jurisdiction directing that the transactions contemplated herein not be consummated; provided, however, that prior to invoking this condition each party shall use all commercially reasonable efforts to have any such decree, ruling, injunction or order vacated.

(b) All governmental consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time, and all waiting periods imposed by applicable Law shall have expired or been terminated.

(c) The Company Stockholder Approval shall have been obtained in accordance with the rules, regulations and listing standards of AMEX, the DGCL, any other applicable Law, the Company’s Certificate of Incorporation and Bylaws and the Company Stockholder Agreement.

7.2. Actions and Deliveries at Closing.

(a) Purchaser covenants and agrees that, at or prior to the Signing Date, Purchaser shall have deposited with the Paying Agent all funds required to pay the Total Merger Consideration in full to all holders of Company Common Stock and Convertible Securities issued and outstanding at the Effective Time (other than Company Shares or Convertible Securities owned by Purchaser Companies).

(b) Purchaser covenants and agrees that, at or prior to the Effective Time, Purchaser shall cause each of the following to occur:

(i) Purchaser shall have provided the Company with funds to repay in full the Company’s credit facility with Bank of America.

(ii) Purchaser shall have provided the Company with funds to pay in full all Company Change in Control Payments to the Key Officers who are entitled to receive them at the Effective Time.

(iii) Purchaser shall have provided the Company with funds to repay in full the Seller Notes (to the extent repayment thereof is accelerated or required as a result of the transactions contemplated herein or in the Securities Purchase Agreements).

(iv) Purchaser shall have used commercially reasonable efforts to negotiate with each of the individuals listed on Exhibit D hereto as to mutually agreeable terms and conditions for each such individual’s post-merger employment with the Company or engagement as a consultant by the Company, all as more particularly described on Exhibit D (the “TRANSITION AGREEMENTS”).

ARTICLE VIII —

TERMINATION

8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval, by the mutual written consent of Purchaser and the Company approved by action of their respective board of directors.

8.2 Termination by Either Purchaser or the Company. This Agreement may be terminated and the Merger may be abandoned by Purchaser or the Company, whether before or after the Company Stockholder Approval, upon written notice if:

(a) any court of competent jurisdiction in the United States or some other Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable;

(b) the Company Stockholders Meeting shall have been held and the Company Stockholder Approval shall not have been obtained thereat; or

(c) the Effective Time shall not have occurred on or before the 180th day following the Signing Date unless otherwise extended in accordance with the terms of this Agreement (as so extended, the “TERMINATION DATE”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(c) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in such failure to close.

8.3 Termination by Purchaser. This Agreement may be terminated by Purchaser, whether before or after the Company Stockholder Approval, prior to the Effective Time, upon written notice if the Company materially breaches the provisions of Section 6.2 or there is a Company Adverse Recommendation Change.

8.4 Termination by the Company. This Agreement may be terminated by the Company and the Merger may be abandoned through a resolution adopted by the Board of Directors at any time prior to the time the Company Stockholder Approval is obtained at the Company Stockholders Meeting, upon written notice if: (a) there is a Company Adverse Recommendation Change, and (b) there exists at such time a proposal or offer for a Competing Transaction that constitutes a Superior Competing Transaction; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.4 unless and until:

(i) the Company shall have complied with the requirements and time periods set forth in clauses (ii), (iii) and (iv) of Section 6.2(c);

(ii) the Company shall have paid the Company Termination Fee to Purchaser in accordance with Section 8.5(b); and

(iii) a definitive agreement to consummate the Superior Competing Transaction shall have been executed by the Company and the third party acquiror prior to or simultaneously with the termination of this Agreement.

8.5 Effect of Termination.

(a) General. In the event of the proper termination and abandonment of this Agreement pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.2) shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers, employees, stockholders, or other Representatives.

(b) Superior Competing Transaction. In the event of termination of this Agreement without consummation of the transactions contemplated hereby:

(i) by Purchaser pursuant to Section 8.3, then the Company shall make payment to Purchaser by wire transfer of immediately available funds of a fee in the amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000) (the “COMPANY TERMINATION FEE”), payable within five (5) business days following the Company’s receipt of Purchaser’s notice of termination, such amount to constitute liquidated (and exclusive) damages; or

(ii) by the Company pursuant to Section 8.4, then concurrently with such termination the Company shall make payment to Purchaser by wire transfer of immediately available funds of the Company Termination Fee, such amount to constitute liquidated (and exclusive) damages.

(c) Terminations Requiring No Payment of Fees. For the avoidance of doubt, in the event of (i) a mutual termination by Purchaser and the Company under Section 8.1, or (ii) a termination by either Purchaser or the Company under Section 8.2, then in each case no party to this Agreement shall be required to make any payments to the other under this Section 8.5 and no party to this Agreement shall be entitled to any damages for the breach or breaches giving rise to such termination.

(d) Acquisition of Purchaser Acquired Securities in Superior Competing Transaction. The Company agrees that, as a condition to the consummation of a Superior Competing Transaction in which all or any portion of the acquisition consideration is in a form other than cash, it shall cause a portion of the consideration payable to Purchaser in respect of the Purchaser Acquired Securities in such Superior Competing Transaction to be paid in the form of cash (such portion being an amount equal to the aggregate price which Purchaser paid in cash for the Purchaser Acquired Securities under the Securities Purchase Agreements), and the balance of the consideration payable to Purchaser shall consist of the same form of consideration as is paid to the other stockholders of the Company in such Superior Competing Transaction. Compliance with this Section 8.5(d) shall be set forth in any definitive agreement reflecting a Superior Competing Transaction as a condition precedent to the consummation of the transactions contemplated thereby.

ARTICLE IX —

MISCELLANEOUS AND GENERAL

9.1 Payment of Expenses. Subject to Section 8.5 and the last sentence of Section 9.3(c), whether or not the Merger shall be consummated each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, provided that the Surviving Corporation shall pay, with funds of the Company and not with funds provided by any of Purchaser Companies, any and all property or transfer taxes imposed on the Surviving Corporation.

9.2 Survival of Representations, Warranties, Covenants and Agreements; Survival of Confidentiality. This Article IX and the agreements of the Company, Purchaser and Newco contained in Section 6.6 (Indemnification of Directors and Officers) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Purchaser and Newco contained in Section 8.5 (Effect of Termination), the last two sentences of Section 6.4(a), all of Section 6.4(b), Section 6.11, Section 6.12 and the Confidentiality Agreements shall survive the termination of this Agreement. In addition, if this Agreement is terminated pursuant to Sections 8.3 or 8.4 hereof, then Sections 6.2(e), (f) and (g) shall survive the termination of this Agreement solely with respect to votes in respect of the Superior Competing Transaction giving rise to such termination and the waiver of appraisal rights in connection therewith. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement except in the event of fraud.

9.3 Limitation of Liability; Waiver of Jury Trial.

(a) The remedies set forth in Section 8.5 and Section 9.3(c) shall be the sole and exclusive remedies for any breach of this agreement, other than for actual fraud. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY TO THIS AGREEMENT SHALL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES.

(b) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES TO THIS AGREEMENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

(c) Each of the parties hereto agrees, recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other parties to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach any aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements (without any requirement to post bond or other security and without having to prove actual damages) and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity. In the event that any party shall seek specific performance under this Section 9.3(c), the prevailing party, as determined by a court of competent jurisdiction, shall be entitled to recover all costs and expenses incurred in connection with or arising out of such proceedings (including reasonable attorney’s fees and expenses incurred in such proceedings and any appeals thereof).

9.4 Modification or Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after the Company Stockholder Approval, no amendment shall be made which by law or Contract requires the further approval of stockholders without such further approval (including but not limited to amendments which change the consideration payable in the Merger or adversely affect the rights of the Company’s stockholders hereunder).

9.5 Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party, or the time for performance may be extended by such party, in whole or in part to the extent permitted by applicable Law. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in any instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

9.6 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, including by means of facsimile, electronic mail or similar means, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.7 Governing Law; Submission to Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

(b) Each party to this Agreement irrevocably consents and agrees that any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof will be brought in the state or federal courts located within the jurisdiction of the United States District Court for the Southern District of New York, and, by execution and delivery of this Agreement, each party to this Agreement hereby irrevocably submits to and accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts from any appeal thereof. Each party to this Agreement further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof in the manner set forth in Section 9.8. Each party to this Agreement hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing in this Section 9.7 shall be deemed to constitute a submission to jurisdiction, consent or waiver with respect to any matter not specifically referred to herein.

9.8 Notices. Any notice, request, instruction, consent or other document to be given hereunder by any party to the other parties shall be in writing and shall be deemed duly given (i) on the date delivered, if delivered personally, (ii) three (3) business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (iii) one (1) business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, or (iv) on the date sent by facsimile transmission, if a confirming copy is sent by overnight courier, in each case to the intended recipient addressed as follows:

(a) If to the Company, to

CD&L, Inc.

80 Wesley Street

South Hackensack, NJ 07606

Attention: Albert W. Van Ness, Jr.

Fax: 212.575.7953

with copies to:

CD&L, Inc.

80 Wesley Street

South Hackensack, NJ 07606

Attention: Mark T. Carlesimo, Esq.

Fax: 201.489.6974

and

Lowenstein Sandler PC

65 Livingston Avenue

Roseland, NJ 07068-1791

Attention: Alan Wovsaniker, Esq.

Fax: 973.597.2565

(b) If to Purchaser or Newco, to

Velocity Express Corporation

One Morningside Drive North

Building B, Suite 300

Westport, CT 06880

Attention: General Counsel

Fax: 952.835.4997

with copies to:

Budd Larner, PC

150 John F. Kennedy Parkway

Short Hills, NJ 07078

Attention: James F. Fitzsimmons, Esq.

Fax: 973.379.7734

and

Briggs and Morgan, P.A.

2200 IDS Center

80 South Eighth Street

Minneapolis, MN 55402

Attention: Avron L. Gordon, Esq.

Fax: 612.977.8650

or to such other Persons or addresses as may be designated in writing by the party to receive such notice.

9.9 Entire Agreement; Assignment. This Agreement (including the schedules and the other documents and the instruments referred to herein), the Voting Agreement, the Transition Agreements and the Confidentiality Agreements (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise.

9.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to Article III hereof following the Effective Time, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided however, that the provisions of Section 6.6 shall inure to the benefit of and be enforceable by the Indemnified Parties.

9.11 Certain Definitions/Interpretation.

(a) As used herein:

“COMPANY BENEFICIARY” any director, officer, employee or former employee (or any of their beneficiaries) of the Company or any of its Subsidiaries who is a beneficiary under any Company Benefit Plans.

“COMPANY BENEFIT PLANS” means all (A) employee welfare benefit and employee pension benefit plans as defined in Sections 3(1) and 3(2) of ERISA, including, but not limited to, plans that provide retirement income or result in a deferral of income by employees for periods extending to termination of employment or beyond, and plans that provide medical, surgical, or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment and (B) other material employee benefit agreements or arrangements, including without limitation deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock award plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employee discount programs, employment contracts, retention incentive agreements, noncompetition agreements, consulting agreements, confidentiality agreements, vacation policies, and other similar plans, agreements and arrangements that were in effect as of the Signing Date, or were approved before that date but are not yet effective, for the benefit of any Company Beneficiary, or with respect to which the Company or any of its Subsidiaries may have any liability.

“COMPANY CHANGE IN CONTROL PAYMENTS” means severance and change of control payments to be made to the Company’s Key Officers which (i) in the aggregate do not exceed $5,467,002 (plus approximately $68,571 for continuing insurance costs) (with certain individual amounts set forth on Part 9.11 of the Company Disclosure Memorandum), (ii) are made as a result of or in connection with the consummation of the transactions contemplated by this Agreement and/or any subsequent employment termination, and (iii) the Company is required to make pursuant to the terms of an employment agreement, severance agreement or other Contract between the Company and such Key Officers, copies of which have been provided or made available to Purchaser prior to the Signing Date.

“COMPANY ERISA AFFILIATE” means any entity (whether or not incorporated) that is treated as a single employer with the Company under Section 414 of the Code.

“COMPANY INDEPENDENT CONTRACTORS” means all independent contractors who provide delivery, courier or similar services on behalf of the Company and its Subsidiaries as of the Signing Date.

“COMPANY MATERIAL OCCURRENCE” means any claim, change, effect, event, occurrence or development which individually or in the aggregate would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

“COMPANY NOTES” means the $4.0 million aggregate outstanding principal amount of notes designated as the Series A Convertible Subordinated Debentures.

“COMPANY REGISTRATION RIGHTS AGREEMENT” means the Registration Rights Agreement dated April 14, 2004 by and among the Company and the securityholders of the Company listed as “Lenders” therein.

“COMPANY RIGHT” means a right to purchase one one-hundredth of a share of Preferred Stock of the Company, subject to adjustment, issued pursuant to the Company Rights Plan.

“COMPANY RIGHTS PLAN” means the Stockholder Protection Rights Agreement, dated as of December 27, 1999, between the Company and American Stock Transfer & Trust Company, as Rights Agent, and amended as of April 14, 2004 (as amended).

“COMPANY SENIOR SUBORDINATED LOAN AGREEMENT” means the Amended and Restated $8,000,000 Senior Subordinated Loan Agreement amended and restated as of April 14, 2004 among the Company and the parties set forth as “Lenders” therein.

“COMPANY STOCKHOLDERS AGREEMENT” means the Stockholders Agreement dated as of April 14, 2004 by and among the Company and the securityholders of the Company listed as “Stockholders” therein.

“CONTRACTS” means all written or oral contracts, agreements, leases, instruments or legally binding contractual commitments, together with all amendments thereto.

“CONVERTIBLE SECURITIES” means any securities convertible or exchangeable into or exercisable for shares of capital stock of the Company, other than the Company Series A Preferred and the Seller Notes.

“ENVIRONMENTAL AUTHORITY” shall mean any federal, state, or local governmental body, department, agency or subdivision responsible for the due administration and/or enforcement of any Environmental Law.

“ENVIRONMENTAL LAWS” shall mean any and all federal, state or local laws, rules, orders, regulations, statutes, common law, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning any Regulated Materials, environmental protection, or protection of public health, safety and welfare involving Regulated Materials as in effect as of the Effective Time of the Merger or at any time in the past.

“ENVIRONMENTAL PERMITS” shall mean all governmental approvals, authorizations, registrations, permits and licenses, including those related to environmental quality and the emission, discharge, storage, handling, treatment, use, generation or transportation of Regulated Materials required by Environmental Laws or otherwise required for the Company to conduct its business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“FIRST PURCHASER RESTRICTED PERIOD” means the period commencing upon the Signing Date and terminating upon the earliest to occur of (i) the Effective Time, and (ii) the date of termination of this Agreement for any reason.

“GOVERNMENTAL AUTHORITY” shall mean any federal, state, or local governmental or regulatory body, or any department, agency, subdivision, commission, board, bureau, agency, authority, instrumentality or unit thereof.

“IRS” means the U.S. Internal Revenue Service.

“ISRA” means the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq.

“KEY OFFICERS” means each of the individuals listed on Exhibit E hereto.

“KNOWLEDGE OF THE COMPANY” or “THE COMPANY’S KNOWLEDGE” means any fact, circumstance, event or other matter that (a) any of Albert W. Van Ness, Jr., William T. Brannan, Michael Brooks, Russell Reardon, or Mark T. Carlesimo actually knows, or (b) any of the individuals referred to in the preceding clause (a) should know or would reasonably be expected to know in the normal discharge of his assigned duties and responsibilities.

“PERFORMANCE SHARES” shall have the meaning ascribed thereto in the Company’s Year 2000 Stock Incentive Plan.

“PERFORMANCE UNITS” shall have the meaning ascribed thereto in the Company’s Year 2000 Stock Incentive Plan.

“PERSON” shall mean any individual, corporation, partnership (general or limited), association, limited liability company, trust, estate or other entity.

“PURCHASER MATERIAL OCCURRENCE” means any change, effect, event,

occurrence or development which individually or in the aggregate would reasonably be expected to be materially adverse to the business, financial condition or results of operations of Purchaser and its Subsidiaries, taken as a whole.

“REGULATED MATERIALS” shall mean any pollutant, contaminant, hazardous material, hazardous waste, infectious medical waste, hazardous or toxic substance defined or regulated as such in or under any Environmental Law, including, without limitation, petroleum, crude oil or fractions thereof, petroleum products, waste or used oil, natural or synthetic gas, materials exhibiting the characteristics of ignitability, corrosivity, reactivity or extraction procedure toxicity, as such terms are defined in connection with hazardous materials or hazardous wastes or hazardous or toxic substances in any Environmental Law.

“RELEASE” shall have the same meaning as provided in the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, sec. 101(22), 42 U.S.C. sec. 9601(22) and shall also include any “discharge” as defined in the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10-23.11b.

“SECOND PURCHASER RESTRICTED PERIOD” has the following meaning:

(a) in the event of the termination of this Agreement by the Company pursuant to Section 8.4 in connection with a Superior Competing, the period commencing upon such termination and ending upon the earlier to occur of (i) the consummation of such Superior Competing Transaction or (ii) the termination of the definitive agreement with respect to such Superior Competing Transaction; and

(b) in the event of the termination of this Agreement by Purchaser pursuant to Section 8.3 at a time in which there exists a proposal or offer for a Competing Transaction, the period commencing upon such termination and ending as follows: (i) if the Company does not enter into a definitive agreement with respect to such Competing Transaction within thirty (30) days of termination, the Second Purchaser Restricted Period shall end upon the thirty-first (31st) day; or (ii) if the Company enters into a definitive agreement with respect to such Competing Transaction within thirty (30) days of termination, the Second Purchaser Restricted Period shall end upon the earlier to occur of the consummation of such Competing Transaction or the termination of such definitive agreement.

“SELLER NOTES” shall mean the promissory notes set forth on Exhibit F hereto.

“SEPARATION TIME” shall have the meaning ascribed thereto in the Company Rights Plan.

“SHARES OF RESTRICTED STOCK” shall have the meaning ascribed thereto in the Company’s Year 2000 Stock Incentive Plan.

“SUBSIDIARY” shall mean, when used with reference to any entity, any corporation a majority of the outstanding voting securities of which are owned directly or indirectly by such former entity (other than a corporation having no current operations and no material assets).

“TAX” or “TAXES” shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, estimated, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority, domestic or foreign.

“TAX RETURN” shall mean any return, report, statement or information required to be filed with any Governmental Authority with respect to Taxes.

The following capitalized terms defined elsewhere in this Agreement are defined in the sections indicated below.

TERM	SECTION

Affected Employee	6.10

Agreement	Introduction

AMEX	4.13

As Converted Total Company Shares	4.2

Board of Directors	Recitals

Certificates	3.1

Closing	1.4

Code	3.9

Company	Introduction

Company Adverse Recommendation Change	6.2

Company Affiliate	4.21

Company 2005 Audit Date	4.5

Company Beneficiary	9.11

Company Benefit Plans	9.11

Company Change in Control Payments	9.11

Company Common Stock	3.1

Company Equity Holders	3.4

Company ERISA Affiliate	9.11

Company Independent Contractors	9.11

Company Insurance Policies	4.8

Company Intellectual Property	4.12

Company’s Knowledge or Knowledge of Company	9.11

Company Material Contracts	4.19

Company Notes	9.11

Company Note Repayment Limit	9.11

Company Option	3.7

Company Option Plans	3.7

Company Real Property	4.25

Company Representatives	6.2

Company Registration Rights Agreement	7.2

Company Right	9.11

Company Rights Plan	9.11

Company SEC Reports	4.5

Company Series A Approval	4.4

Company Series A Preferred	3.1

Company Stockholder Approval	4.4

Company Stockholders Agreement	4.4

Company Stockholders Meeting	6.9

Company Shares	3.1

Company Termination Fee	8.4

Company Voting Agreement	Recitals

Company Warrant	3.7

Competing Transaction	6.2

Confidentiality Agreements	6.4

Contracts	9.11

Convertible Securities	9.11

Convertible Security Instruments	3.1

DGCL	Recitals

Dissenting Shares	3.3

Effective Time	1.2

Emulated Shares	6.2

Environmental Authority	9.11

Environmental Laws	9.11

Environmental Permits	9.11

ERISA	9.11

Exchange Act	4.4

First Purchaser Restricted Period	9.11

GAAP	4.5

Governmental Authority	9.11

Indemnified Parties	6.6

ISRA	9.11

Irrevocable Proxies	Recitals

Laws	4.13

Letter of Transmittal	3.4

Licenses	4.22

Liens	4.2

Merger	1.1

Merger Consideration	3.1

Emulated Shares	4.2

Newco	Introduction

Newco Common Stock	3.2

Order	4.13

PCBs	4.11

Paying Agent	3.2

Paying Agent Agreement	3.4

Performance Shares	9.11

Performance Units	9.11

Person	9.11

Proxyholder	6.2

Proxy Shares	6.2

Proxy Statement	6.7

Purchaser	Introduction

Purchaser Companies	3.1

Purchaser Material Occurrence	9.11

Purchaser Restricted Period	9.11

Real Property Lease	4.25

Regulated Materials	9.11

Release	9.11

Remaining Equity-Based Awards	3.7

Representatives	6.4

SEC	4.5

Second Purchaser Restricted Period	9.11

Securities Purchase Agreements	Recitals

Securities Act	4.4

Separation Date	9.11

Shares of Restricted Stock	9.11

Signing Date	Introduction

SOX	4.5

Subsidiary	9.11

Superior Competing Transaction	6.2

Superior Per Share Price	8.5

Surviving Corporation	1.1

Tax Return	9.11

Tax, Taxes	9.11

Termination Date	8.2

Third Party	6.2

Total Merger Consideration	3.10

Transition Agreements	7.2

Treasury Shares	3.1

(c) In interpreting this Agreement, the following rules of construction shall apply:

(i) Where the context requires, the use of the singular form in this Agreement will include the plural, the use of the plural will include the singular, and the use of any gender will include any and all genders.

(ii) The word “including” (and, with correlative meaning, the word “include”) means that the generality of any description preceding such word is not limited, and the words “shall” and “will” are used interchangeably and have the same meaning.

(iii) References in this Agreement to “Articles”, “Sections”, or “Exhibits” shall be to Articles, Sections or Exhibits of or to this Agreement unless otherwise specifically provided.

(iv) References to any agreement or contract are to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

(v) References to any statute and related regulation shall include any amendments of the same and any successor statutes and regulations.

(vi) References to any Person include the successors and permitted assigns of such Person.

(vii) References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including,” respectively.

9.12 Obligation of Purchaser. Whenever this Agreement requires Newco to take any action, such requirement shall be deemed to include an undertaking on the part of Purchaser to cause Newco to take such action and a guarantee of the performance thereof.

9.13 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

9.14 Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their respective duly authorized officers as of the date first above written.

VELOCITY EXPRESS CORPORATION

By:	/s/ Edward W. Stone
Name: Edward W. Stone
Title: Chief Financial Officer

CD&L, INC.

By:	/s/ Albert W. Van Ness, Jr.
Name: Albert W. Van Ness, Jr.
Title: Chairman

CD&L ACQUISITION CORP.

By:	/s/ Edward W. Stone
Name: Edward W. Stone
Title: Chief Financial Officer

[SIGNATURE PAGE TO MERGER AGREEMENT]

EXHIBIT A

Amendment to Company Rights Plan

AMENDMENT NO. 2

TO

STOCKHOLDER PROTECTION RIGHTS AGREEMENT

This Amendment No. 2 (this “Amendment”), dated as of July 3, 2006, is between CD&L, Inc., a Delaware corporation formerly known as Consolidated Delivery & Logistics, Inc. (the “Company”), and American Stock Transfer & Trust Company, a New York corporation (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent entered into a Stockholder Protection Rights Agreement, dated as of December 27, 1999, and amended as of April 14, 2004 (as amended, the “Rights Agreement”); and

WHEREAS, Section 5.4 of the Rights Agreement provides that, prior to the Flip-in Date, the Company and the Rights Agent may amend the Rights Agreement in any respect without the approval of any holders of Rights; and

WHEREAS, the Board of Directors of the Company has approved this Amendment;

NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

1. Amendment of Section 1.1

(a) Section 1.1 of the Rights Agreement is amended by adding thereto the following definitions:

“‘Merger Agreement’ shall mean the Agreement and Plan of Merger, dated as of July 3, 2006, by and among Velocity Express Corporation, a Delaware corporation (“Purchaser”), CD&L Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Purchaser (“Newco”), and the Company, as the same may be amended from time to time.

‘Company Voting Agreement’ shall mean the Company Voting Agreement (as defined in the Merger Agreement).

‘Securities Purchase Agreements’ shall mean the Securities Purchase Agreements (as defined in the Merger Agreement).”

(b) Section 1.1 of the Rights Agreement is amended further by deleting the definition of “Expiration Time” in its entirety and inserting the following in lieu thereof:

“‘Expiration Time’ shall mean the earliest of (i) the Exchange Time, (ii) the Redemption Time, (iii) the close of business on the tenth anniversary of the Record Time or (iv) immediately prior to the Effective Time (as defined in the Merger Agreement).”

2. Addition of New Section 5.19.

The Rights Agreement is amended by adding a Section 5.19 thereof which shall read as follows:

“Section 5.19. Exception For Purchaser. Notwithstanding any provision of this Agreement to the contrary, neither a Flip-in Date, Flip-over Transaction or Event, Separation Time nor a Stock Acquisition Date shall be deemed to have occurred, none of the Purchaser, Newco or any of their Affiliates or Associates shall be deemed to have become an Acquiring Person, and no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to, this Agreement, in any such case by reason of: (a) the approval, execution or delivery of the Merger Agreement, the Company Voting Agreement, the Securities Purchase Agreements or any amendments thereof, provided that any such amendment is approved in advance by the Board of Directors of the Company; (b) the commencement or, prior to termination of the Merger Agreement, the consummation of any of the transactions contemplated by the Merger Agreement, including the Merger (as defined in the Merger Agreement), or by the Company Voting Agreements or the Securities Purchase Agreements; (c) any conversion, exercise or exchange of any of the Company’s securities acquired pursuant to the Securities Purchase Agreements; or (d) in the event of a termination of the Merger Agreement, any additional acquisitions of the Company’s securities by any of Purchaser, Newco or any of their Affiliates or Associates (i) which are consummated after termination of the Merger Agreement at a purchase price of not less than $3.00 per share of Common Stock (on an as-converted basis, in the case of Convertible Securities (as defined in the Merger Agreement)) (ii) which do not cause any of Purchaser, Newco or any of their Affiliates or Associates to become the Beneficial Owner of more than 51% of the shares of Common Stock outstanding at the time of such additional acquisitions, and (iii) which, in the event there is a Second Purchaser Restricted Period (as defined in the Merger Agreement), occur after the expiration of the Second Purchaser Restricted Period.”

3. Effectiveness.

This Amendment shall be deemed effective as of the date hereof as if executed by both parties hereto on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

4. Miscellaneous.

This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, including by means of facsimile, electronic mail or similar means, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed as of the date set forth above.

CD&L, INC.

By:
Name:
Title:

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:
Name:

EXHIBIT B

Securityholders Who are Parties to the Company Voting Agreement

Albert W. Van Ness, Jr.

William T. Brannan

Michael Brooks

Russell J. Reardon

Matthew J. Morahan

Vincent Brana

Jack McCorkell

EXHIBIT C

Restated Certificate of Incorporation of the Surviving Corporation

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CD&L, INC.

FIRST: The name of the corporation (hereinafter called the “Corporation”) is CD&L, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such office is Corporation Service Company.

THIRD: The nature of the business and the purposes to be conducted and promoted by the Corporation is to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of which the Corporation shall have authority to issue is one thousand (1,000) shares, par value $0.004 per share. All such shares shall be of one class and shall be designated Common Stock.

FIFTH: The name and the mailing address of the incorporator are as follows:                                                              .

SIXTH: The Corporation is to have perpetual existence.

SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under §291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under §279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this

Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

EIGHTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation, and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

2. After the original or other By-laws of the Corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of §109 of the DGCL, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the By-laws of the Corporation may be exercised by the Board of Directors of the Corporation.

3. Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the Corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the certificate of incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (2) of subsection (b) of § 242 of the DGCL shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

NINTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of § 102 of the DGCL, as the same may be amended and supplemented.

TENTH: The Corporation shall, to the fullest extent permitted by the provisions of § 145 of the DGCL, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

ELEVENTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article ELEVENTH.

EXHIBIT D

Transition Agreements

William T. Brannan (full time employment)

Michael Brooks (full time employment)

Curtis G. Hight (full time employment)

Dominick Simone (full time employment)

Paul Calabro (full time employment)

Russell J. Reardon (full time employment)

Mark T. Carlesimo (full time employment)

EXHIBIT E

Key Officers

Albert W. Van Ness, Jr.

William T. Brannan

Michael Brooks

Russell Reardon

Mark T. Carlesimo

Paul Calabro

J. Daniel Ayer

Curtis Hight

Martin C. Galinsky

Dominick Simone

Jack McCorkell

Peter Silver

Stuart Hyden

Roy Liller

EXHIBIT F

Seller Notes

1.	That certain promissory note dated June 24, 2004 issued to Terry Bozzay in the original principal amount of $411,675.79.

2.	That certain promissory note dated June 24, 2004 issued to Westwind Express, Inc. in the original principal amount of $887,210.61

3.	That certain promissory note dated June 24, 2004 issued to David L. Chesney in the original principal amount of $1,096,657.42

4.	That certain promissory note dated March 28, 2002 issued to Randy Cooper in the original principal amount of $122,707.00.